Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

AGREEMENT OF PURCHASE AND SALE OF SHARES AND OTHER COVENANTS

Between, on the one side

CI&T SOFTWARE S.A.

as Buyer,

PRIME SISTEMAS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA
INVESTIMENTO NO EXTERIOR

as Seller,

PRIME SISTEMAS DE ATENDIMENTO AO CONSUMIDOR LTDA.,

as Guarantor,

and

DEXTRA INVESTIMENTOS S.A.

DEXTRA TECNOLOGIA S.A.,

C

CINQ TECHNOLOGIES LTDA.,

DEXTRA, INC.,

and

CINQ TECHNOLOGIES LLC.,

In the capacity of intervening consenting parties.

São Paulo, June 26, 2021

Signature Version

LIST DE EXHIBITS

EXHIBIT	DOCUMENT
Exhibit I	Organization Chart
Exhibit II	Gross Up Calculation
Exhibit 2.5.3	Agreement of Conditional Sale of Shares
Exhibit 2.7	Price Adjustment
Exhibit 3.2(vi)	Liens to be Released
Exhibit 3.2(iv)	Commercial Agreement
Exhibit 3.2(vii)	Mutant Withholding Agreements
Exhibit 3.2(ix)	Agreements to be Transferred to the Companies
Exhibit 3.13(vi)	Closing Corporate Acts
Exhibit 3.13(vii)	Public Power of Attorney
Exhibit 3.13(viii)	Commercial Registry Power of Attorney
Exhibit 4.1.7	List of Ownership of the Companies’ Bonds; No Infringement or Breach
Exhibit 4.3.7	List of Software
Exhibit 4.3.9	Relevant Agreements
Exhibit 4.3.10	List of Operations with Related Parties
Exhibit 4.3.11	Labor Issues
Exhibit 4.3.12	Benefits of the Companies’ Employees
Exhibit 4.3.16	Real Estate Properties
Exhibit 4.3.17(a)	List of Intellectual Property Rights
Exhibit 4.3.17(b)	List of exceptions of Intellectual Property Rights
Exhibit 4.3.19	Financial Statements
Exhibit 4.3.20	Litigations
Exhibit 4.3.23	Commissions and Brokerage Fees
Exhibit 8.4	INPI Proceedings

AGREEMENT OF PURCHASE AND SALE OF SHARES AND OTHER COVENANTS

This Agreement of Purchase and Sale of Shares and Other Covenants (“Agreement”) is entered into on June 26, 2021 between:

I.	On the one side, as buyer:

1.1.       CI&T SOFTWARE S.A., corporation, with principal place of business in the City of Campinas, State of São Paulo, at Rua Doutor Ricardo Benetton Martins, 1000, building 23B, Polo II de Alta Tecnologia, Postal Code 13086-902, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/ME No. 00.609.634/0001-46, herein represented pursuant to its by-laws, (“Buyer”); and

II.	And, on the other side, as seller:

2.1.       PRIME SISTEMAS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA INVESTIMENTO NO EXTERIOR, organized according to the provisions of CVM Instruction 578/16, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/ME No. 40.226.812/0001-74, herein represented by its manager IRON CAPITAL GESTÃO DE RECURSOS LTDA., with principal place of business in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 3.477, 2nd floor, Tower B, Itaim Bibi, Postal Code 04538-133, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 19.807.499/0001.71, duly authorized by CVM to engage in the activity of administrator of securities’ portfolio according to Declaratory Act No. 13.739, issued on June 30, 2014 (“Seller”).

Buyer and Seller are herein individually referred to as “Party” and, jointly, as “Parties”.

III.	And, as intervening consenting parties, for the purposes of certain provisions of this Agreement:

3.1.       PRIME SISTEMAS DE ATENDIMENTO AO CONSUMIDOR LTDA., limited business company duly organized and existing according to the laws of Brazil, with principal place of business in the City of São Paulo, State of São Paulo, at Rua Hungria, 574, 1st, 2nd, 3rd, 4th and 12th floors, suites 11, 12, 21, 22, 31, 32, 41, 42 and 122, Postal Code 01455-000, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/ME No. 23.741.593/0001-42, herein represented according to its articles of association (“Guarantor”);

3.2.       DEXTRA INVESTIMENTOS S.A. (current corporate name of SF 340 Participações Societárias S/A), corporation duly organized and existing according to the laws of Brazil, with principal place of business in the City of São Paulo, State of São Paulo, at Rua Hungria, 574, room 32, Jardim Europa, Postal Code 01455-000, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/ME No. 42.169.996/0001-03, herein represented according to its by-laws (“Dextra Holding”);

3.3.       DEXTRA TECNOLOGIA S.A., corporation duly organized and existing according to the laws of Brazil, with principal place of business in the City of Campinas, State of São Paulo, at Rua Dr. Ricardo Benetton Martins, 1000, Building 20, Parque II do Polo de Alta Tecnologia, Postal Code 13086-902, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/ME No. 40.181.118/0001-88, herein represented according to its by-laws (“Dextra Tecnologia”);

3.4.       CINQ TECHNOLOGIES LTDA., limited business company duly organized and existing according to the laws of Brazil, with principal place of business in the City of Curitiba, State of Paraná, at Avenida Sete de Setembro, 2451, Suites 401, 402, 403 and 404, Condomínio 7th Avenue Life & Work CD, Tower 7th Avenue Trinity/Work Corporate Escr., Rebouças, Postal Code 80.230-010, registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/ME No. 04.358.494/0001-31, herein represented according to its articles of association (“CINQ” and, jointly with Dextra Holding and Dextra Tecnologia, hereinafter referred to as “Brazilian Companies”);

3.5.       DEXTRA, INC., company duly organized and existing according to the laws of the State of Florida, United States of America, with principal place of business at 299 Alhambra Circle, suite 430, Coral Gables, registered under EIN# 36-4824050, herein represented according to its documents of incorporation (“Dextra US”);

3.6.       CINQ TECHNOLOGIES USA LLC, company duly organized and existing according to the laws of the State of Florida, United States of America, with principal place of business at 201 South Biscayne BLVD, STE, 1200, Miami, registered under EIN# 61-1776476, herein represented according to its documents of incorporation (“CINQ US” and, jointly with Dextra US, hereinafter referred to as “Foreign Companies”).

The Brazilian Companies and the Foreign Companies are hereinafter jointly referred to as “Companies”.

PREAMBLE

RECITALS

(i)	WHEREAS on the Closing Date, as provided in detail in Exhibit 4.1.7, Seller shall be legitimate and exclusive owner of ninety-nine million, thirty-six thousand, four hundred and fifteen (99,036,415) common registered shares and with no par value of Dextra Holding, representing 100% of the capital of Dextra Holding, totally subscribed and paid-in (“Shares Object”), which, in turn, shall be legitimate and exclusive owner of ninety-two million, eight hundred and eighty-eight thousand, seven hundred and fifty-one (92,888,751) common registered shares and with no par value of Dextra Tecnologia, representing 100% of the capital of Dextra Tecnologia, totally subscribed and paid-in (“Dextra Tecnologia Shares”);

(ii)	WHEREAS Dextra Holding is a pure private equity company (holding), recently organized within the context of the corporate restructuring of Seller’s economic group. Dextra Tecnologia is an operational company with equity interest in other companies, with (i) 100% of the capital of Dextra US (“Dextra US Bonds”) and (ii) 100% of the capital of CINQ (“CINQ Quotas”);

(iii)	WHEREAS CINQ owns 100% of the capital of CINQ US (“CINQ US Bonds”, jointly with the Dextra US Bonds, Dextra Tecnologia Shares and CINQ Quotas, hereinafter referred to as “Subsidiaries’ Quotas”, jointly with the Dextra Holding Shares, referred to as “Companies’ Bonds”); and

(iv)	WHEREAS Buyer intends to purchase from Seller, and Seller intends to sell to Buyer, on the Closing Date, the Shares Object, including the rights and obligations inherent thereto, free and clear from any and all Liens, with due regard for the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties decide to enter into this Agreement, which shall be governed by the following terms and conditions:

CHAPTER I

DEFINED TERMS AND CONSTRUCTIONS

1.1.       Definitions. As referred to in this Agreement, the terms in capital letters specified below shall have the following meanings:

“Dextra Tecnologia Shares” shall have the meaning provided in the Recitals.

“Shares Object” shall have the meaning provided in the Recitals.

“CADE’s Approval” shall have the meaning provided in Section 8.6.

“Affiliate” means, in relation to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common Control with the first-mentioned Person, provided that (i) an Affiliate of an individual shall include (a) any other Person that, at any time, directly or indirectly, is controlled by such individual, and (b) the relatives up to second degree (ascendants, descendants or siblings) and spouse/companion and their relatives up to second degree (ascendants, descendants and siblings), heirs and successors of any type of such individual. For elucidation purposes, after the Closing, the Companies shall be deemed Buyer’s Affiliates. For elucidation purposes, in relation to Seller, the following shall be further deemed its Affiliates (i) all Persons below Seller in the organization chart indicated in Exhibit I of this Agreement, including the Guarantor and its Affiliates; (ii) Persons (other than individuals) that operate under the “Mutant” brand.

“Key Persons’ Affiliate” means, in relation to Gustavo Abramides Bassetti, Alexandre Braga de Almeida Bichir and Rouman Ziemkiewicz (“Key Persons”), their respective Affiliates, or any Person in relation to which a Key Person is an executive, manager, administrator, exclusive investments adviser or member of the investment committee (or any Controlled Person of such Person), as well as investment funds or any vehicle in which the Key Person holds, directly or indirectly, more than five percent (5%) of the quotas or interest.

“Price Adjustment” shall have the meaning provided in Section 2.7.

“Assets” shall have the meaning provided in Section 4.3.4.

“Current Assets” means the accounts of the balance sheet classified as current assets according to the GAAP, with exception of Cash (as defined below) and any other asset classified as Indebtedness. For purposes of this Agreement, therefore, current assets include, with no duplicity with any Indebtedness and/or Cash: accounts receivable, recoverable Taxes (with exception of recoverable Corporate Income Tax - IRPJ and Social Contribution on Net Profits - CSLL), pre-payments to suppliers, advanced expenses and other current assets (with exception of court deposits). Exhibit 2.7 contains a statement of calculation of the Current Assets based upon the Financial Statements as the base date, as agreed upon between the Parties. The calculation of the Revised Working Capital shall follow the same criteria agreed upon between the Parties for the calculations provided in such Exhibit.

“Governmental Authority” means any nation or government, any state, county, district, city or another political subdivision, any entity that performs executive, legislative, judicial, regulatory or administrative functions belonging to the government, or any governmental authority, agency, independent government agency, department, council, tribunal, committee or instrumentality of any government, or any city or another political subdivision thereof, and any court, tribunal or arbitrator with competent jurisdiction and any self-regulatory governmental or non-governmental organization, agency or authority.

“Expenses Notice” shall have the meaning provided in Section 6.5(i).

“Indemnification Basket” shall have the meaning provided in Section 6.6(iii).

“Brazil” means the Federative Republic of Brazil.

“CADE” means the Administrative Council for Economic Defense, Brazilian federal independent government agency, bound to the Ministry of Justice and Public Security.

“Cash” means the entire cash and equivalents available, deposit on demand, availabilities and financial investments with immediate convertibility or redeemable within up to five (5) days from the date of request for the respective redemption, without any change in the amount, ascertained according to the GAAP. For purposes of this Agreement, Cash shall not include (i) cash provided to bear letter of credit, performance bond or other similar obligations and deposits before third parties; (ii) cash that may not be legally disbursed, paid, distributed, loaned or released by the relevant Person, such as cash that guarantees rent deposits or any other cash held to guarantee obligations; and (iii) court deposits or other deposits associated with pending proceedings or litigations or other contingencies. Exhibit 2.7 contains a statement of calculation of the Cash based upon the Financial Statements as the base date, as agreed upon between the Parties. The calculation of the Revised Cash shall follow the same criteria agreed upon between the Parties for the calculations provided in such Exhibit.

“Reference Cash” shall have the meaning provided in Section 2.4.

“Revised Cash” means the consolidated Cash of the Companies on the base date of the Closing Date, calculated as provided in Exhibit 2.7 that becomes final and binding for the Parties according to the procedure provided in Section 2.8.

“Arbitration Chamber” shall have the meaning provided in Section 10.14.

“Working Capital” means the mathematical result of the difference between the amount of Current Assets and Current Liabilities. Exhibit 2.7 contains a statement of calculation of the Working Capital based upon the Financial Statements as the base date, as agreed upon between the Parties. The calculation of the Revised Working Capital shall follow the same criteria agreed upon between the Parties for the calculations provided in such Exhibit.

“Reference Working Capital” shall have the meaning provided in Section 2.4.

“Revised Working Capital” means the consolidated Working Capital of the Companies on the Closing Date, calculated as provided in Exhibit 2.7 that becomes final and binding for the Parties according to the procedure provided in Section 2.8.

“CDI” means the daily average rate of inter-financial deposits of one day (DI), based upon two hundred and fifty-two (252) business days, calculated and published daily by B3 S.A – Brasil, Bolsa, Balcão (B3). If, for any reason, the CDI rate is cancelled, substituted or not published, the interest rate that officially substitutes it or, in the absence thereof, the rate that best reflects the variation of the raising cost in the Brazilian inter-banking market.

“CINQ” shall have the meaning provided in the Preamble.

“CINQ US” shall have the meaning provided in the Preamble.

“CNPJ/ME” means the National Corporate Taxpayers Register of the Ministry of Finance.

“Brazilian Civil Code” means Law No. 10,406, of January 10, 2002, as amended from time to time.

“Code of Civil Procedure” means Law No. 13,105, of March 16, 2015, as amended from time to time.

“Buyer” shall have the meaning provided in the Preamble.

“Agreement” shall have the meaning provided in the Preamble.

“CINQ Escrow Agreement” means the Escrow Agreement entered into on May 6, 2020, between CINQ, in the capacity of assignor, Sociéte Générale, in the capacity of collateral agent, Banco Société Générale Brasil S.A., in the capacity of hedge bank, and Banco Santander (Brazil) S.A., in the capacity of custodian bank.

“Agreement of Conditional Sale of Shares” shall have the meaning provided in Section 2.5.3.

“Relevant Agreements” means all Instruments that:

(i)	represent the twenty (20) largest suppliers of the Companies;

(ii)	represent the twenty (20) largest clients of the Companies;

(iii)	represent any loan or investment in any Person by any of the Companies or entities of the group, agreement or settlement by any of the Companies related to the concession of any loan, pre-payment or investment in any Person by any of the Companies;

(iv)	represent any guarantee or another contingent liability related to any debt or obligation of any other Person (with exception of endorsement of marketable bonds for collection in the Regular Course of Business);

(v)	have been entered into with any Related Parties of any of the Companies or of Seller;

(vi)	restrict the capacity of any of the Companies to compete in any business or with any Person in any geographical area or provide exclusiveness or any similar requirement;

(vii)	restrict the capacity of any of the Companies to solicit or engage any Person;

(viii)	contain any covenant, settlement or commitment requiring that any of the Companies enter into any of the items referred to above; and

(ix)	require previous consent from the contracting party to implement the Operation;

“Control” means, whenever referred to in relation to any Person (“Controlled Person”), (a) the power, held by another Person, individually or jointly with other Persons bound by voting trust or similar covenant (“Controlling Person”), to, directly or indirectly, manage or hold election of the majority of the board members and executive officers and establish and conduct the policies and the management of the relevant Controlled Person; or (b) the direct or indirect ownership by a Controlling Person and its Affiliates, individually or jointly with another Controlling Person and its Affiliates, of, at least, fifty percent (50%) plus one (1) share/quota representing the voting capital of the Controlled Person. Terms derived from Control, such as “Controlled”, “Controller” and “under common Control”, shall be based upon this definition of Control.

“CPF/ME” means the Individual Taxpayers Register of the Ministry of Finance.

“Defense Costs” means all costs, fees, expenses, collaterals or deposits related to the conduction of a Direct Claim or Third-Party Claim, including provision of collaterals, deposits, insurance, security, surety bond and letter of guarantee (and related costs, premiums and deductibles), payment of expenses, charges or reasonable fees, court or arbitration costs, reasonable fees and expenses of expert, technical assistant, opinion provider, auditor, arbitrator or attorney (including reasonable contractual and loss of suit fees) and ordinary costs or expenses related to provisional enforcement.

“Regular Course of Business” means the regular course of business of a Company conducted or expected, which is conducted on usual basis, consistently with past practices, in the daily regular course, conducting transactions up to the Closing Date, and considering the COVID-19 Effects.

“CVM” means the Securities Commission, independent government agency bound to the Ministry of Treasury, created by Law No. 6,385, of December 7, 1976.

“Closing Date” shall have the meaning provided in Section 3.12.

“Reference Date” means the base date taken into consideration for the calculation of the Revised Indebtedness, Revised Cash and Revised Working Capital, which compose the calculation of the Price Adjustment, and the Reference Date shall be (i) the last day of the calendar month immediately prior to the Closing Date, if the Closing occurs between the 1st and the 15th day of the calendar month; or (ii) the last day of the same calendar month of the Closing Date, if the Closing occurs between the 16th and the last day of the calendar month.

“Final Decision” means the final and unappealable decision (even if within the period for termination action or similar thereto) or the arbitration award (even if subject to inquiry in court).

“Tax Return” means any return, statement, report or Request for Reimbursement related to Taxes, including any list or exhibit or amendment thereto, filed or requested, to be presented to any Governmental Authority.

“Statement of Objections” shall have the meaning provided in Section 2.8.1.

“Fundamental Representations and Warranties” means Sections 4.1 and 4.2.

“Defense” shall have the meaning provided in Section 6.4.

“Claim” means, as applicable, any demand, complaint, action, proceeding, investigation, judicial action, arbitration, mediation, collection, claim, proceeding, subpoena, notice of infraction, assessment or another type of action or proceeding (including any of those mentioned above reasonably in contemplation), either extrajudicial, judicial, arbitration or administrative claim of any nature.

“Third-Party Claim” shall have the meaning provided in Section 6.4.

“Direct Claim” shall have the meaning provided in Section 6.3.

“Financial Statements” shall have the meaning provided in Section 4.3.19.

“Dextra Tecnologia” shall have the meaning provided in the Preamble.

“Dextra US” shall have the meaning provided in the Preamble.

“Business Day” means any day other than Saturdays, Sundays or other days on which bank institutions are authorized or required by Law or Executive Order to close in the City of São Paulo, State of São Paulo, Brazil.

“Intellectual Property Rights” means any and all (i) commercial and products brands, commercial images, logos, corporate names, domain names, copyrights, know-how and other similar rights, registered or not, including registrations, registration applications or renewal thereof; (ii) patents (and patent rights), inventions, processes, industrial designs, formulas, registered or not, including their registrations, registration applications or renewal thereof, as well as industrial secrets, know-how, confidential information, software, rights related to software (including all source codes), data and documents, website contents and all similar intellectual property rights; (iii) publicity material or representations, in any means, of such rights; (iv) information technology; and (v) licenses for any of the rights mentioned above.

“Dispute” shall have the meaning provided in Section 10.13.

“Adjustment Dispute” shall have the meaning provided in Section 2.8.1.

“Documents of Incorporation” means, in relation to any Company, the articles of association, document of organization, certificate of existence and legal representation, by-laws, limited liability company agreement, operational agreement or any other similar documents of incorporation of such Company.

“Due Diligence” shall have the meaning provided in Section 5.1.7.

“COVID-19 Effects” means the economic, financial, operational and legal effects of the current Coronavirus (COVID-19) pandemic, as designated by the World Health Organization on March 11, 2020, jointly with its expected and unexpected effects for the Companies.

“Audit Company” means any audit company internationally recognized, among Ernst & Young, KPMG, Deloitte, PricewaterhouseCoopers, BDO and Grant Thornton.

“Indebtedness” means, in relation to the Companies, on consolidated basis, on any date, with no duplicity (including interest, fines and contractual monetary updates), (i) the entire indebtedness of the Companies, overdue and coming due, for loans, including any bank overdraft and any amounts taken as financing of any credit (including any fines, fees, charges, waiver fees or other amounts as a result of pre-payment or early maturity as a result of exchange of control of the Companies), (ii) all obligations of the Companies for the deferred purchase price of fixed assets, overdue and coming due, (iii) all obligations of the Companies evidenced by notes, bonds, debentures or other similar instruments, overdue and coming due, (iv) all obligations of the Companies such as leasing that have been or should be, according to the GAAP, registered as financial lease (with exception of leasing resulting from adoption of the IFRS 16), overdue and coming due, (v) all obligations of the Companies under letters of credit or similar credit transactions, overdue and coming due, (vi) all obligations related to Taxes due and unpaid, enrolled or not with any amnesty program or program of payment in installments, overdue and coming due, (vii) all amounts due to shareholders, former shareholders, Seller’s Related Parties, Related Parties or related to the acquisition of equipment, in any way, overdue and coming due, including interest, fines and contractual monetary updates, of short- and long-term; (viii) all overdue accounts payable, including before suppliers, employees, service providers, lessors, rents, Urban Property Tax (IPTU) and condominium fee installments; (ix) all amounts received in advance, in any way, including advancement from clients, cashing of checks, post-dated checks and advancement of receivables; (x) all overdue salaries, benefits and labor and social security charges, considering the applicable Law and any labor provisions (such as vacation, Christmas bonus and other charges proportionately ascertained on the Closing Date) or charges related to the period prior to the Closing Date; (xi) amounts related to Profit Sharing (PLR) and bonus from periods prior to the Closing Date, provisioned or not, and unpaid; (xii) amounts due in relation to income tax due, net of any pre-payment made; (xiii) all debts postponed or renegotiated, even if not overdue on the Closing Date; (xiv) severance pays due and unpaid, considering the applicable Law, resulting from employees’ dismissal prior to the Closing Date; (xv) every acknowledgement of debt or voluntary disclosure; (xvi) any dividends, interest on net equity, other pecuniary advantages or any other form of profit sharing, in cash or not, declared and unpaid; (xvii) net balances of financial derivatives and amounts actually paid to the derivatives agreements (NDFs and ZCCs) outstanding on the Closing Date, net of deffered tax asset related to such provision; (xiii) any obligation or amounts resulting from agreements with financial advisers (“finders fees” or “referral fees”), advisers responsible for recommending clients or any other agreements with third parties, as well as any additional obligations to the Company, arising out of the signature of this Agreement or of the Closing; (xix) any bonus, incentives and/or benefits in any amount to the administrators or employees of the Companies, related to the period prior to the Closing Date, as well as Premium for Transfer of Control; and (xx) sub-provisioning of profit sharing (PLR) as agreed upon between the Parties in the amount of one million, eight hundred thousand Reais (R$ 1,800,000.00), considering the period of twelve (12) months, the final amount of which shall be calculated pro rata up to the Reference Date; all obligations referred to in items (i) to (xx) above guaranteed directly or indirectly by the Companies. To avoid any doubts, Indebtedness shall not include items from the calculation of Current Liabilities, and vice-versa. Exhibit 2.7 contains a statement of calculation of the Indebtedness based upon the Financial Statements as the base date, as agreed upon between the Parties. The calculation of the Revised Indebtedness shall follow the same criteria agreed upon between the Parties for the calculations provided in such Exhibit.

“Reference Indebtedness” shall have the meaning provided in Section 2.4.

“Revised Indebtedness” means the consolidated Indebtedness of the Companies on the base date of the Closing Date, calculated as provided in Exhibit 2.7 that becomes final and binding for the Parties according to the procedure provided in Section 2.8.

“Closing” shall have the meaning provided in Section 3.12.

“Guarantor” shall have the meaning provided in the Preamble.

“GAAP” means the accounting principles generally accepted in the competent jurisdiction for certain Person, according to the applicable legislation.

“Confidential Information” shall have the meaning provided in Section 8.2.1.

“CVM Instruction 578/16” means Instruction No. 578, issued by CVM on August 30, 2016, as amended.

“Instrument” means any agreement, lease, sub-lease, license, indenture, bond, debenture, note, mortgage, collateral, instrument, settlement, deed of entailment, conditional sale agreement, franchising, commitment or another legally binding settlement, either written or verbal, followed by their modifications and amendments.

“INPI” means the National Institute of Industrial Property.

“Law” means any law, statute, treaty, rule, regulation, decision, decree, award or another order issued by a Governmental Authority.

“Anti-Corruption Laws and Related Laws” means any law, statute, treaty, rule, regulation, decision, decree, award or another order issued by a Governmental Authority in the competent jurisdiction of the relevant Person as regards anti-corruption, anti-bribery, anti-money laundering and sanctions, as follows, applicable to any Brazilians: Law No. 12,846 / 13, regulated by Decree No. 8,420 / 15 (Anti-Corruption Law), Law No. 12,813 / 13 (Conflict of Interests Law), Law No. 12,529 / 11 (Antitrust Law), Law No. 8,429 / 1992 (Administrative Improbity Law) and Law No. 8,666 / 93 (Bidding Law), in all events, as amended from time to time.

“Arbitration Law” means Law No. 9,307, of September 23, 1996, as amended from time to time.

“Seller’s Indemnification Limit” shall have the meaning provided in Section 6.6(ii).

“Business” means the current business of the Companies on the Closing Date, as described below: development of customized software, through allocated/dedicated workforce or not (in person or remotely), through squads/dynamic methodology or other methodologies, in specific projects and/or with open scope.

“Direct Claim Notice” shall have the meaning provided in Section 6.3.1.

“Loss Notice” shall have the meaning provided in Section 6.5.

“Obligation” means any and all debts, obligations, costs, expenses, commitments and obligations of any type or nature (including, but not limited to, tax, labor, civil, environmental, data protection and privacy, commercial, regulatory and intellectual property debts, obligations, costs, expenses, commitments and obligations), either fixed, actual, contingent or absolute, overdue or not, liquidated or not, provisioned or not, declared or not, acknowledged or not, determined, determinable or undetermined, resulting from any Claim, agreement, illegal act based upon negligence or objective responsibility, act or omission, fact, event or circumstance, disclosed or not in this Agreement and Exhibits, disclosed or not in the Financial Statements or applicable notes.

“Lien” means any and all encumbrances, withholding rights, credit rights, mortgage, seizure or any other type of judicial or administrative restriction, pledge, right of third parties, secured guarantee, charge, lien, fiduciary assignment or title retention, encumbrance, attachment, leasing, sub-leasing, licensing, enrollment, usufruct agreement, easement, convention, condition, adverse possession, voting trust, interest, option, preemptive right, tag along right, drag-along obligation, preemptive right to negotiate or acquire, other inhibitions or restrictions of any nature to full and free use, enjoyment or fruition of any asset or right, including restrictions to the transfer and encumbrances created as a result of contractual provisions or decisions rendered by a Governmental Authority.

“Operation” shall have the meaning provided in Section 2.1.

“Deferred Payment” shall have the meaning provided in Section 2.5.2.

“Closing Payment” shall have the meaning provided in Section 2.5.1.

“Party” shall have the meaning provided in the Preamble.

“Indemnifying Party” shall have the meaning provided in Section 6.3.1.

“Indemnifiable Parties” shall have the meaning provided in Section 6.2.

“Buyer’s Indemnifiable Party” shall have the meaning provided in Section 6.1.

“Seller’s Indemnifiable Party” shall have the meaning provided in Section 6.2.

“Related Party” means, in relation to a Person, (i) any direct or indirect Affiliate of such Person, (ii) any of the executive officers, members of board of directors, executive committee and investment committee, executives and shareholders or quotaholders of such Person or of its Affiliates, (iii) any Person in which such relevant Person holds direct or indirect interest in the capital, (iv) any person deemed a related party according to the Brazilian accounting rules.

“Current Liabilities” means, in relation to any of the Companies, consolidated equity accounts classified as current liabilities according to the GAAP. Current liabilities include payroll (salaries, benefits, social security, indemnifications and terminations), Taxes payable, legal provisions, suppliers payable, deferred income including tax reflexes (excluding amounts received in advance from clients), rents payable (excluding effects resulting from adoption of the IFRS 16) due within one year, provided that the Current Liabilities exclude any Indebtedness. Exhibit 2.7 contains a statement of calculation of Current Liabilities based upon the Financial Statements as the base date, as agreed upon between the Parties. The calculation of the Revised Working Capital shall follow the same criteria agreed upon between the Parties for the calculations provided in such Exhibit.

“Loss” means any and all losses, charges, reimbursements, fines, Taxes, Obligations, disbursements, costs, insufficient assets, accounting loss, monetary readjustment, compensatory or late payment interest, complaints, penalties, responsibilities, debts, payments, damages, reasonable costs, reasonable expenses, reasonable disbursements or other reasonable expenses of any nature (including Defense Costs), excluding indirect losses, loss of profits and/or pain and suffering (with exception of indirect losses, loss of profits and/or pain and suffering attributed to third parties within the scope of a Third-Party Claim, events in which such loss of profits, indirect losses and/or pain and suffering due to third parties shall be deemed Loss).

“Person” means any individual, association, companies in general, limited liability company, joint venture, property, company, entity (including any limited liability company or company), association, organization, investment fund, entity or Governmental Authority.

“Benefit Plan” shall have the meaning provided in Section 4.3.12.

“Purchase Price” shall have the meaning provided in Section 2.2.

“Premium for Transfer of Control” means the obligation to pay a premium for the Transfer of Control of the Companies to the administrators [*****], as provided in the Memorandum of Understanding dated December 9, 2020, as amended by the First Amendment to the Memorandum of Understanding dated January 5, 2021 and by the Second Amendment to the Memorandum of Understanding dated January 26, 2021 and by the Third Amendment to the Memorandum of Understanding of this date, and which constitute part of Exhibit 4.3.10 of this Agreement. For purposes of this Agreement, the Parties agree that (a) the net global amount due to such administrators totals the amount of [*****] Reais (R[*****]); and (b) from such global amount, the amount of [*****] Reais, (R$ [*****]) shall be the amount to the deemed Indebtedness (provided that the obligation provided in the last sentence below is fulfilled by Seller) and, consequently, belonging to the calculation of the Price Adjustment. If, for any reason, on the occasion of payment of each one of the Price Withheld Installments, other amounts of Taxes are due in addition to those taken into consideration to calculate the amount of R$ [*****] as per Exhibit II, either as a result of creation of new Taxes, rates or calculation bases or encumbrance/release), the amount equivalent to fifty percent (50%) of such new amounts of Taxes shall be indemnifiable by Seller, including by final deduction of the Withheld Amount. On the Closing Date, Seller shall provide for the payment of the first installment of the Premium for Transfer of Control, in the net amount of [*****] Reais, (R$ [*****]).

“CINQ Quotas” shall have the meaning provided in the Recitals.

“Subsidiaries’ Quotas” shall have the meaning provided in the Recitals.

“Reais” or “R$” means the official currency of Brazil.

“Chamber Regulations” shall have the meaning provided in Section 10.14.

“Price Adjustment Report” shall have the meaning provided in Section 2.8.

“IT System” means the entire computer hardware (including network and telecommunications equipment), databases and software (including associated user manuals, object code and source code and other sufficient materials to enable a reasonably skilled programmer to maintain and modify the software) owned, used, leased or licensed by or to any Company.

“Companies” shall have the meaning provided in the Preamble.

“Brazilian Companies” shall have the meaning provided in the Preamble.

“Foreign Companies” shall have the meaning provided in the Preamble.

“CINQ US Bonds” shall have the meaning provided in the Recitals.

“Dextra US Bonds” shall have the meaning provided in the Recitals.

“Companies’ Bonds” shall have the meaning provided in the Preamble.

“Taxes” means any and all federal, state or municipal taxes, social/social security contributions, charges, fees, customs rights, taxes or other assessments (including any related interest, value-added Taxes, fines, penalties or surcharges related thereto) or ancillary obligations imposed by any Governmental Authority.

“Arbitration Tribunal” shall have the meaning provided in Section 10.14.1.

“Seller” shall have the meaning provided in the Preamble.

1.2.       Construction Rules. Unless otherwise specifically provided in this Agreement, the following construction rules shall be applicable:

(i)	The meanings provided to the terms defined in this document shall be likewise applicable in the singular and plural or male or female genders of such terms.

(ii)	The titles are solely included in this Agreement for reference convenience purposes and shall not limit or affect the meaning or construction of this Agreement.

(iii)	The terms “including” and “include” and other similar terms shall be deemed followed by the expression “without limitation”.

(iv)	The words “of this”, “herein”, “by this”, “in this”, “below” and similar words, whenever referred to in this Agreement, refer to this Agreement as a whole and not to any specific section, chapter or article in which such words appear. An “amendment” includes any modification, supplement, novation, restatement or correction, and “amended” shall be similarly construed.

(v)	References to any documents or instruments include all respective addenda, amendments, substitutions, reformulations and additions, unless otherwise expressly provided. A reference to a “copy” or “copies” of any document, instrument or agreement means complete and correct copy or copies. A reference to a list or similar compilation means that such list or similar compilation mentioned is complete and correct.

(vi)	References to Law shall include all regulations issued under the terms of this instrument and shall be construed as including all provisions of the statutes and regulations that restate, amend or substitute the statute or regulations of such Law.

(vii)	Unless otherwise provided in this document, references to the Preamble, Recitals, Chapters and Exhibits refer to the Preamble, Recitals, Chapters and Exhibits of this Agreement. The Exhibits of this Agreement constitute part of this Agreement and are incorporated herein for all purposes. In the event of discrepancies between the Agreement and any Exhibits, the provisions of the Agreement shall prevail.

(viii)	All references to Persons shall include, as applicable, their successors, heirs, beneficiaries and permitted assignees and, in the event of entities, such references shall further include their successor entity after any consolidation or spin-off.

(ix)	Whenever this Agreement refers to a number of days, such number shall refer to consecutive days, unless Business Days have been specified. Whenever any action must be taken under the terms of this instrument on or on a day other than a Business Day, such action may be validly taken on the subsequent Business Day or up to the next Business Day. Any and all terms provided in this Agreement shall be counted according to article 132 of the Brazilian Civil Code.

(x)	For purposes of articles 113, 423 and 424 of the Civil Code, (i) this Agreement is not a adhesion contract; and (ii) in the event of ambiguity or doubt as regards the intention of the signatories or the construction of this Agreement or of any of its Sections or Exhibits, the relevant provision shall be construed as if it had been drafted jointly, without any presumption, benefit or burden of proof in favor of or against any signatory, even if the authorship of the relevant provision has been identified.

(xi)	The provisions of article 113, paragraph 1, item I of the Civil Code shall not be applicable to this Agreement, and the provisions of Section 10.8 shall prevail;

(xii)	The qualifications of the representations and obligations of Seller (including those provided in its respective Exhibits), including the expressions “material”, “relevant”, “in all their relevant aspects”, “to the knowledge” and “to the best knowledge” shall not be taken into consideration for purposes of determining the calculation of the amount of the Losses resulting therefrom, not changing or limiting Seller’s obligation to indemnify, and such qualifications are incorporated for mere informative purposes.

CHAPTER II

ASSIGNMENT AND TRANSFER OF THE COMPANY’S SHARES

2.1.       Purchase and Sale of Shares. The purpose of this Agreement is to establish the terms and conditions by means of which, subject to the fulfillment of the Conditions Precedent, on irrevocable and irreversible basis, Seller agrees to sell and transfer to Buyer and Buyer agrees to purchase and acquire from Seller, on the Closing Date, directly, the Shares Object and, consequently, indirectly, the Subsidiaries’ Quotas, jointly with all rights and obligations inherent thereto, free and clear from any and all Liens, including equity and political rights, further including any dividends and interest, at the Purchase Price, under the terms of this Agreement (“Operation”).

2.1.1.       All rights granted to third party in good faith in the event of eviction in relation to any of the Companies’ Bonds shall be guaranteed to Buyer, without any time or amount limit.

2.2.       Purchase Price. In consideration for the sale of the Companies’ Bonds and for the terms and conditions established herein, Buyer shall pay to Seller the total amount of eight hundred million Reais (R$ 800,000,000.00) (“Purchase Price”), subject to the Price Adjustment, considering the provisions established in Section 2.3.

2.3.       Fair Price. The Parties hereby mutually represent that they agree with the composition of the amount established as Purchase Price and, further, acknowledge and agree with the economic appraisal of the Companies and, consequently, the amount of the Companies’ Bonds, representing that such appraisal is fair and compatible with the terms under which the Companies’ Bonds are acquired and transferred under the terms of this Agreement, further representing that they waive all further claims and/or shall have no amounts to receive from one another, or from Buyer, and/or from any of the Companies in relation to the establishment of the Purchase Price on this date by the Parties, with exception of the provisions of this Agreement. It is further acknowledged that (i) the Parties have full capacity to appraise the fair and valid amount of the Purchase Price, and (ii) the representations provided in this section do not limit any other right of the Parties provided in this Agreement.

2.4.       Purchase Price Conditions. The Parties agree that the Purchase Price has been established considering that the direct transfer of the Shares Object shall represent indirect transfer of the totality of the Subsidiaries’ Quotas, on totally diluted bases; and that the Parties shall increase or reduce the Purchase Price in the event of verification, pursuant to this Agreement, on consolidated basis, that, on the Reference Date, (i) the total Indebtedness is not zero (“Reference Indebtedness”); (ii) the total Cash is not zero (“Reference Cash”); and (iii) the normalized Working Capital for the implementation of their Business in the Regular Course of Business is lower than thirty-three million Reais (R$ 33,000,000.00) or higher than thirty-seven million Reais (R$ 37,000,000.00) (“Reference Working Capital”).

2.5.       Form of Payment.

2.5.1.       On the Closing Date, Buyer shall pay to Seller the amount of six hundred and fifty million Reais (R$ 650,000,000.00) of the Purchase Price, by means of electronic transfer of funds immediately available (TED) in the bank account maintained by Seller in Brazil, as indicated in writing by Seller up to five (5) days prior to the Closing Date (“Closing Payment”); and

2.5.2.       On the date of the first (1st) anniversary of the Closing Date, Buyer shall pay to Seller the Purchase Price balance, in the amount of one hundred and fifty million Reais (R$ 150,000,000.00), deducting the Withheld Amount, and added to one hundred percent (100%) of the positive variation of the CDI between the Closing Date and the date of its actual payment, by means of electronic transfer of funds immediately available (TED) in the bank account maintained by Seller indicated in Section 2.5.1 (“Deferred Payment”). For elucidation purposes, if the Price Adjustment is due to Buyer, the amount of the Deferred Payment to be readjusted by the positive variation of the CDI between the Closing Date and the date of its actual payment shall be the amount already deducted from the respective Price Adjustment. It is hereby agreed and established that, in the occurrence of initial public offer of shares (“IPO”) of Buyer or of any of its Affiliates between this date and the date of the first (1st) anniversary of the Closing Date, Buyer shall, within fifteen (15) Business Days from the implementation of the IPO (i.e., from the date of the first day of trading session), advance the payment of part of the Deferred Payment in the amount of fifty million Reais (R$ 50,000,000.00), added to one hundred percent (100%) of the positive variation of the CDI between the Closing Date and the date of its actual payment. The outstanding balance of one hundred million Reais (R$ 100,000,000.00), deducting the Withheld Amount and the Price Adjustment (if due to Buyer), shall be due on the date of the first (1st) anniversary of the Closing Date, added to one hundred percent (100%) of the positive variation of the CDI between the Closing Date and the date of its actual payment.

2.5.3.       Buyer’s Payment Guarantee. Buyer’s obligation to pay Seller the Deferred Payment (deducting the Withheld Amount and the Price Adjustment, if due to Buyer) on the respective dates of payment, as the case may be, shall be guaranteed, by Buyer, by means of conditional sale of one hundred percent (100%) of the Shares Object herein acquired by Buyer, under the terms of the Agreement of Conditional Sale of Shares provided in Exhibit 2.5.3 (“Agreement of Conditional Sale of Shares”) up to the occasion on which the Deferred Payment (minus the Withheld Amount and the Price Adjustment, if due to Buyer) has been totally paid. It is hereby agreed and established that, in the occurrence of an IPO of Buyer or of any of its Affiliates between this date and the date of the first (1st) anniversary of the Closing Date, Buyer shall, within fifteen (15) Business Days from the implementation of the IPO (i.e., from the date of the first day of trading session), substitute the guarantee agreed upon herein by bank guarantee, in the amount equivalent to the Deferred Payment, minus the Withheld Amount, minus the amount of fifty million Reais ( R$ 50,000,000.00) advanced as a result of the IPO, minus the Price Adjustment, if due to Buyer, and added to one hundred percent (100%) of the positive variation of the CDI between the Closing Date and the date of the issuance of the bank guarantee, contracted at its expense with a financial institution among Itaú-Unibanco, Bradesco, Citibank, Banco do Brasil or Santander, with express waiver of the benefits provided in articles 366, 827 and 838 of the Civil Code, including Seller as beneficiary. Such bank guarantee shall be effective for, at least, the remaining period for full payment of the Deferred Payment, added to thirty (30) days, and establish that any change in the period or in the amount of the letter of guarantee shall be subject to Seller’s previous approval.

2.6.       Release of Payments. The bank statement confirming the deposit, in the bank account maintained by any of the Parties, of any payment due under the terms established in this Agreement, shall evidence and be construed as the most complete, general, irrevocable and irreversible release of the payer in relation to the obligation to make the corresponding payment under the terms of this Agreement.

2.7.       Price Adjustment. The Purchase Price shall be subject to possible adjustment resulting from the consolidation of the positive or negative variation of the amounts, on the base date of the Reference Date, of (i) Revised Indebtedness in relation to the Reference Indebtedness, (ii) Revised Cash in relation to the Reference Cash; and (iii) Revised Working Capital in relation to the Reference Working Capital, and as calculated according to Exhibit 2.7, with due regard for the provisions of this Section 2.7 et seq. (“Price Adjustment”). The Price Adjustment shall be the amount resulting from Sections 2.7.1, 2.7.2 and 2.7.3 applicable jointly. If the Price Adjustment is negative, such Price Adjustment shall reduce the Purchase Price. If the Price Adjustment is positive, such Price Adjustment shall increase the Purchase Price.

2.7.1.       Price Adjustment by Indebtedness:

(i)	If the Revised Indebtedness is higher than the Reference Indebtedness, the Purchase Price shall be reduced by the amount of such variation; or

(ii)	If the Revised Indebtedness is equal to the Reference Indebtedness, the Purchase Price shall not be modified by such indicator.

2.7.2.       Price Adjustment by Cash:

(i)	If the Revised Cash is higher than the Reference Cash, the Purchase Price shall be increased by the amount of such variation; or

(ii)	If the Revised Cash is equal to the Reference Cash, the Purchase Price shall not be modified by such indicator.

2.7.3.       Price Adjustment by Working Capital:

(i)	If the Revised Working Capital is higher than the ceiling of the Reference Working Capital (i.e., R$ 37,000,000.00), the Purchase Price shall be increased by the difference between the amount of thirty-five million Reais (R$ 35,000,000.00) and the amount of the Revised Working Capital; or

(ii)	If the Revised Working Capital is lower than the minimum Reference Working Capital (i.e., R$ 33,000,000.00), the Purchase Price shall be reduced by the difference between the amount of thirty-five million Reais (R$ 35,000,000.00) and the amount of the Revised Working Capital; or

(iii)	If the Revised Working Capital is between the ceiling of the Reference Working Capital (i.e., R$ 37,000,000.00) and the minimum amount of the Reference Working Capital (i.e., R$ 33,000,000.00), the Purchase Price shall not be modified by such indicator.

2.7.4.       Payment of the Price Adjustment. If due to Seller, the payment of the Price Adjustment shall be made within ten (10) Business Days from the date on which such part or the totality of the Price Adjustment becomes final and binding for the Parties, adjusted by one hundred percent (100%) of the variation of the CDI between the Closing Date and the date of payment of the Price Adjustment. If due to Buyer, the payment of the Price Adjustment shall be made by means of deduction of such amount from the balance of the Deferred Payment on the date on which such part or the totality of the Price Adjustment becomes final and binding for the Parties, adjusted by one hundred percent (100%) of the variation of the CDI between the Closing Date and the date of the final and binding establishment of the Price Adjustment.

2.8.       Adjustment Report. Within, at most, ninety (90) days after the Closing Date, Buyer shall notify Seller indicating the result of the calculations of the Revised Indebtedness, Revised Cash and Revised Working Capital, considering the Reference Date as the base date, providing in detail possible proposal for Price Adjustment, if applicable, jointly with the support documents and charts including the calculation memory in editable format (for instance, extension “.xls”), all calculated according to the criteria, methodology and premises provided in Section 2.7 and Exhibit 2.7 (“Price Adjustment Report”). Costs and expenses related to the calculation of the Revised Indebtedness, Revised Cash and Revised Working Capital, as well as the preparation of the Price Adjustment Report, shall be borne by Buyer.

2.8.1.       Objections Report. Within, at most, thirty (30) Business Days after Seller receives the Price Adjustment Report, Seller shall deliver to Buyer written statement accepting the Price Adjustment Report or specifying any objections in detail, justified and with grounds on documents and calculation memories (in editable format) (“Statement of Objections”). If Seller fails to deliver a Statement of Objections within the period of thirty (30) Business Days, the Price Adjustment Report shall become final and binding for the Parties. If Seller delivers a Statement of Objections within the period of thirty (30) Business Days, Seller and Buyer shall negotiate in good faith for up to ten (10) Business Days after the receipt, by Buyer, of the Statement of Objections, to resolve such objections. Any objections that Buyer and Seller are not capable of resolving during the period of ten (10) Business Days shall be defined as an “Adjustment Dispute”. After such period of ten (10) Business Days, any issue established in the Price Adjustment Report other than an Adjustment Dispute shall become final and binding for all Parties.

2.8.2.       Resolution by Accounting Company. If Buyer and Seller are not capable of resolving all objections during the period of ten (10) Business Days, any Adjustment Disputes, and solely such Adjustment Disputes, shall be resolved by an independent Audit Company, which has not provided any audit or other consulting services to any of the Parties within the past twelve (12) months, and which shall be established and engaged by Buyer and by Seller within fifteen (15) Business Days from the expiration of such period. The Audit Company shall be engaged as specialist and not as arbitrator. If the Parties fail to reach an agreement upon which Audit Company to engage within fifteen (15) Business Days, Buyer shall deliver to Seller, within five (5) Business Days from the expiration of such period of fifteen (15) Business Days, list of two (2) Audit Companies that satisfy the independence requirement referred to above. Seller shall select one (1) of the Audit Companies listed by Buyer within five (5) Business Days from receiving the list from Buyer, which shall be engaged as Audit Company for the purposes of this Chapter. Seller or Buyer shall not maintain any communication, written or verbal, with the Audit Company, without the presence of the other Party or without the other Party’s receipt of simultaneous copy of any written communication. Each one of the Companies, Seller and Buyer, and their respective executive officers, employees and/or representatives, shall cooperate with the Audit Company during the term of effectiveness of the services contracted and respond in due course to all requests for information or access to documents made by the Audit Company, all with the purpose of resolving the Adjustment Disputes on fair basis and in good faith as soon as possible. Within thirty (30) Business Days after the engagement of the Audit Company by the Parties, the Audit Company shall deliver to the Parties the report providing in detail the Price Adjustment, as well as the calculations upon which such adjustments are based, including the ledger accounts. The Audit Company shall calculate the Price Adjustment according to the criteria, methodology and premises provided in Section 2.7 and in Exhibit 2.7. If the Parties refrain from delivering additional requests for elucidations, inquiries or oppositions within fifteen (15) Business Days, the possible Price Adjustment, as the case may be, informed by the Audit Company, shall become final and binding for the Parties. Otherwise, the Audit Company shall have additional period of ten (10) Business Days to provide to the Parties its final and binding Price Adjustment, considering any review in its report and making the adjustments necessary at its exclusive discretion. The resolution of such Adjustment Disputes by the Audit Company (i) shall be established in writing, jointly with the calculation papers and corresponding charts of calculations in editable format (for instance, extension “.xls”), (ii) shall be within the interval of the Adjustment Dispute between Buyer and Seller, and (iii) shall be final and binding for all Parties to this Agreement.

2.8.3.       Binding Effects of the Resolution of Disputes. The Parties expressly agree that the resolution of the Adjustment Dispute presented by the Audit Company, as provided in Section 2.8.2, shall be binding for the Parties and shall not be challenged by any means, except in the events of evident calculation error, event in which the following provisions shall be applicable:

(i)	In the event of calculation error, the Parties agree that the Party interested may not challenge the criteria and data adopted by the Audit Company, however, solely the relevant calculation error.

(ii)	If the Audit Company verifies that there is no calculation error, any Adjustment Dispute related to the relevant calculation error shall be subject to arbitration, according to a Section 10.13.

(iii)	If the controversy is submitted to arbitration, the Parties expressly agree that none of the Parties shall be entitled to challenge the resolution report provided by the Audit Company, with exception of correction of calculation error, as provided in this Section 2.8.3. To avoid any doubts, the Parties agree, under the terms of article 190 of the Code of Civil Procedure, that, in no event shall the Parties be entitled to produce any evidence that aims at challenging, or by any means, challenges the resolution report provided by the Audit Company, and it is hereby expressly agreed that none of the Parties shall be entitled to request for or produce any evidence in that regard.

2.8.4.       Accounting Company Costs. The fees, costs and expenses of the Audit Company shall be, primarily, borne half by Seller and half by Buyer. In the event of refusal of the Audit Company to be paid under such terms, Buyer shall, primarily, bear the costs of engagement of the Audit Company. Costs with the engagement of the Audit Company shall be allocated between Buyer, on the one side, and Seller, on the other side, based upon the percentage that the proportion of the Disputes not attributed to each party is attributed to the amount challenged by such party. For instance, if there are one thousand Reais (R$ 1,000.00) under dispute between Buyer and Seller, and if the Audit Company finally decides to resolve the Adjustment Dispute granting to Seller three hundred Reais (R$ 300.00) out of the one thousand Reais (R$ 1,000.00) under Dispute, the fees, costs and expenses of the Audit Company shall be allocated 30% to Buyer and 70% to Seller.

2.8.5.       The calculation provided in Sections 2.7 and 2.8 shall be made regardless of the audit of the annual financial statements of the Companies, or of the approval thereof by the respective Annual General Meeting, which shall not affect the ascertainment of the Price Adjustment.

2.9.       Applicable Taxes. Buyer, on the one side, and Seller, on the other side, shall be responsible, according to the applicable Law, for calculating, assessing and paying all Taxes within their respective scope of responsibility in relation to this Agreement (and to the Operation herein agreed upon).

2.10.       Late Payment Fine and Interest. The omission of each Party as regards making any payment due under the terms provided in this Agreement shall subject the Party in default, as the case may be, to the payment of the unpaid amount, adjusted in one hundred percent (100%) of the positive variation of the CDI between the maturity and the date of its actual payment, added to late payment interest of one percent (1%) per month, calculated pro rata die, and noncompensatory fine of two percent (2%) of the principal amount unpaid.

CHAPTER 3

CONDITIONS PRECEDENT AND BUSINESS CONDUCTION

3.1.       Conditions Precedent. The obligation of the Parties to implement the Closing and implement the Operation, according to the terms and conditions of this Agreement, is subject to the fulfillment or waiver, as applicable, of the Conditions Precedent provided in Sections 3.2, 3.3 and 3.4, herein agreed upon pursuant to articles 125 and 126 of the Civil Code.

3.2.       Conditions Precedent for Buyer’s Obligations. Buyer’s obligation to implement the Closing according to this Agreement shall be subject to the fulfillment by Seller and/or by the Companies, or waiver by Buyer, up to the Closing Date, inclusive, of all following conditions:

(i)	the representations and warranties provided by Seller under the terms of this Agreement shall be true and correct, with exception of the representations and warranties that address issues solely as from certain date, which, in that event, shall be true and accurate as from such specific date, with exception of Seller’s right and duty to update certain Exhibits of Section 4.3 up to the Closing Date under the terms of Section 3.2.1 (which shall be delivered updated, under the terms of Section 3.2.1);

(ii)	Seller shall have complied with all terms and conditions required by this Agreement, to be complied by Seller up to the Closing Date, inclusive;

(iii)	the events listed in Section 3.11 shall have occurred in all their relevant aspects;

(iv)	notice about the Operation to the other parties to the Relevant Agreements containing section providing for the need of approval from the respective party in the event of transfer of control;

(v)	notice about the Operation to the other parties to the Relevant Agreements containing section providing for the need of information from the respective party in the event of transfer of control;

(vi)	release of the Liens indicated in Exhibit 3.2(vi) currently existing on the Subsidiaries’ Quotas, the Assets and receivables of Dextra Tecnologia and of the Companies, and substitution of any guarantees granted by Dextra Tecnologia and/or by the Companies in favor of Seller or of any of its Related Parties and, specifically in relation to the CINQ Escrow Agreement, presentation of the proof of notice of termination of the agreement forwarded by the Creditors to the Custodian Bank (as defined in the CINQ Escrow Agreement);

(vii)	maintenance of the settlements with the executives according to copy of the settlements that constitute part of Exhibit 3.2(vii) (“Settlements with Executives”);

(viii)	with exception of the Commercial Agreement and of the provisions of items “3” and “4” of Exhibit 4.3.10, (a) express waiver and release by Seller, directly and on behalf of its Related Parties, of any amounts that Seller or its Related Parties (with exception of the Companies) may receive from the Companies, so that (1) on the Closing Date, there are no rights, credits, debits or obligations between, on the one side, the Companies (as debtors) and, on the other side, the administrators, Seller or their respective Related Parties (as creditors), and (2) all Taxes related to such rights, credits, debits or obligations, including as a result of their waiver and release, are paid by Seller and Related Parties (and not by the Companies); and (b) receipt by the Companies (as creditors) of any and all amounts due by Seller or any of its Related Parties that are pending payment, regardless of the date of their maturity;

(ix)	conclusion of the Spin-Off that (i) has been implemented and concluded with the registration of the respective corporate acts in the competent Commercial Registries; (ii) the actual transfer, to the Companies, of the Business (including Assets, agreements with suppliers, agreements with clients and respective receivables) and (iii) assignment, to the Companies, of the commercial agreements listed in Exhibit 3.2(ix), upon obtainment of the respective consent from the other party to such agreements or upon signature of new agreements (with same commercial terms) directly by the Companies;

3.2.1.       With due regard for the provisions of Section 6.1.1, Seller shall have the right and obligation to update the Exhibits of Section 4.3 (however, not of Section 3.2, 4.1 or 4.2 even if mentioned in Section 4.3) – with exception of Exhibits 4.3.17(b) and 4.3.23, the update of which shall be prohibited – exclusively to include or exclude facts occurred after the date of signature of this Agreement and in the Regular Course of Business. For elucidation purposes, the update of Exhibits by Seller as provided herein shall not exempt Seller from the obligation to indemnify for the Losses indemnifiable under the terms of Section 6.1. Any update shall be delivered to Buyer up to the fifth (5th) day prior to the Closing Date and updates subsequent to such date shall be delivered to Buyer up to the Closing Date.

3.3.       Conditions Precedent for Seller’s Obligations. Seller’s obligation to implement the Closing according to this Agreement shall be subject to the fulfillment by Buyer, or waiver by Seller, up to the Closing Date, inclusive, of all following conditions:

(i)	the representations and warranties provided by Buyer under the terms of this Agreement shall be true and correct, with exception of the representations and warranties that address issues solely as from certain date, which, in that event, shall be true and correct as from such specific date;

(ii)	Buyer shall have complied with all terms and conditions required by this Agreement, to be complied by Buyer up to the Closing Date, inclusive;

3.4.       Mutual Condition Precedent. The obligation of any of the Parties to implement the Closing under the terms of this Agreement shall be subject to the approval of the Operation contemplated by this Agreement by the Governmental Authorities of economic concentration control, according to the applicable Law. Such approval shall become effective fifteen (15) days after the publication of the relevant Final Decision from the applicable Governmental Authority.

3.5.       Signature Acts. Within up to five (5) Business Days from the signature of this Agreement, the Parties shall sign the documents necessary to submit the operations provided in this Agreement to the Governmental Authorities of competition and economic concentration control, as agreed upon in Section 8.6 of this Agreement.

3.6.       Efforts to Fulfill Conditions Precedent. The Parties shall adopt any measures necessary for the fulfillment of the Conditions Precedent under their respective responsibility immediately after the signature of this Agreement and shall maintain one another reasonably informed and updated in relation to the fulfillment of the Conditions Precedent. Responsibility for the fulfillment and implementation of the Conditions Precedent provided (a) in Section 3.2 shall be attributed to Seller, and (b) in Section 3.3, to Buyer, including in relation to costs, expenses, disbursements or Taxes related to or necessary for such implementation or occurrence. The fulfillment and implementation of the Mutual Condition Precedent provided in Section 3.4 shall observe the provisions of Section 7.8.6 of this Agreement.

3.7.       Waiver Consequences. No waiver provided by a Party of any Condition Precedent (such as, for instance, in relation to representations and warranties) shall: (i) be deemed waiver of an indemnifiable Loss or affect the right to indemnification of the waiving Party in relation to the event waived under the terms of this Agreement; or (ii) affect or adversely affect the obligation of the Party to fulfill the relevant Condition Precedent after the implementation of the Closing.

3.8.       Closing Notice. Upon fulfillment (or waiver, as the case may be) of the Conditions Precedent under responsibility of each Party, the respective Party shall notify the other Party about such fulfillment and shall provide proof of the respective fulfillment (“Closing Notice”). Such Closing Notice shall be forwarded within five (5) Business Days from the date on which fulfillment or waiver of all conditions precedent established in Sections 3.2, 3.3 and 3.4 is verified.

3.8.1.       The notified Party shall respond to the Closing Notice forwarded by the other Party within five (5) Business Days from the date of the respective receipt, expressing its agreement or disagreement in relation to the fulfillment of the respective Conditions Precedent. Omission of any Party as regards forwarding the notice mentioned in this Section shall be deemed full agreement with the content of the Closing Notice.

3.8.2.       In the event of disagreement by any Party in relation to the fulfillment of the Conditions Precedent under responsibility of the other Party, the dissenting Party shall notify the other Party justifying its disagreement, including detailed description of the alleged nonfulfillment. In that event, the Parties shall negotiate in good faith a solution for the deadlock. If the Parties fail to reach an agreement within five (5) Business Days from the forwarding of the notice mentioned herein, any of the Parties may file procedure to resolve Controversy pursuant to Section 10.13.

3.9.       Final Term. All Conditions Precedent shall be fulfilled (or waived) within up to one hundred and eighty (180) days from the Closing Date, with due regard for the fact that, if the sole Condition Precedent pending fulfillment is the Condition Precedent provided in Section 3.4 (CADE’s Approval) as a result of the analysis of the Operation through ordinary procedures, such term shall be automatically extended for the period of forty-five (45) days after the publication of the Final Decision. If the Conditions Precedent are not fulfilled (or waived) up to such date, Section 9.1 shall be applicable. Nevertheless, the Parties may, by mutual and written agreement, extend the term for fulfillment of the Conditions Precedent.

3.10.       Obligation to Close. The fulfillment (or waiver, as applicable) of all Conditions Precedent shall result in the obligation of the Parties to implement the Operation and implement the Closing.

3.11.       Business Conduction Prior to the Closing. During the period between, (A) to Seller, the date of signature of this Agreement and the Closing Date; and (B) to Buyer, the Closing Date and the Reference Date; each Party shall: (i) provide that the Companies engage in their activities in the Regular Course of Business, according to their past operational practices; (ii) timely pay (and provide that the Companies timely pay) their relevant Obligations and Taxes in the Regular Course of Business; (iii) decide upon and approve the accounts of the Brazilian Companies of any period prior to the Closing Date; (iv) maintain (and provide that the Companies maintain) the past commercial practices in the Regular Course of Business; and (v) refrain from performing, or from agreeing to perform (and provide that the Companies refrain from performing, or from agreeing to perform), any of the following acts, unless expressly permitted by this Agreement or previously authorized, in writing, by Buyer:

(i)	assignment, disposal, transfer or creation of any Lien (or promise to assign, dispose, transfer or create Lien) on the Shares Object or the Subsidiaries’ Quotas (including respective economic or political rights), the Business or its respective Assets, properties, machinery or rights;

(ii)	any amendment to the By-Laws of Dextra Holding, of Dextra Tecnologia or to the Articles of Association of the Companies;

(iii)	increase or reduction of the capital of the Companies;

(iv)	issue by the Companies of any share, debenture or another security of any type (including securities convertible into shares), options or any right to acquire security issued by the Companies;

(v)	dissolution or liquidation of the Companies;

(vi)	transformation, spin-off, consolidation, merger, merger of shares, and any corporate operation or corporate restructuring involving the Companies or the Business, of any nature whatsoever;

(vii)	filing of any proceeding seeking court-supervised or out-of-court reorganization or request for self-bankruptcy of the Companies;

(viii)	approval of or adherence to, through Dextra Holding, Dextra Tecnologia or the Companies, any joint venture, partnership or similar operation, with exception of commercial partnerships established in the Regular Course of Business;

(ix)	signature of or amendment to, by the Companies, any agreements in amount exceeding one hundred thousand Reais (R$ 100,000.00), except in the Regular Course of Business and under the same terms and conditions currently adopted;

(x)	signature of or amendment to any agreements, or signature of any business involving the Companies, on the one side, and Seller or its Related Parties, on the other side;

(xi)	signature of, termination of or amendment to any lease agreement of the real estate properties;

(xii)	provision of secured guarantee or personal guarantee by the Companies in favor of any Person;

(xiii)	change of any accounting practices of the Companies (except if as a result of compulsory legal provision or if requested by the respective independent auditors);

(xiv)	declaration, payment or distribution of any dividends, bonus, profits, interest on net equity or any other amounts by the Company, with exception of declaration and payment of dividends in amount exceeding ten million Reais (R$ 10,000,000.00);

(xv)	(i) change of any settlements or arrangements of any nature with the Companies’ clients granting to such clients commercial discounts out of the Regular Course of Business; (ii) signature of or amendment to any settlements with clients (or renewal of current agreements) in conditions significantly not in conformity with past practices of the Companies as regards prices and payment; (iii) advancement of receivables or postponement of accounts payable, of any amount or nature;

(xvi)	(a) engagement of new employees (including coordinators and managers) or administrators at any level, out of the Regular Course of Business; (b) dismissal of (i) employees directly related to the provision of services to clients, regardless of the hierarchical level (including developers) out of the Regular Course of Business, and (ii) coordinators, managers and executive officers; (c) implementation of any voluntary dismissal program or voluntary termination of employees; and (d) change of the Benefit Plan, including the current policies of bonus, benefits and compensation of employees or of the administration, or of any other program of benefits or incentives of the Companies, in any case; and

(xvii)	settlement in any administrative, arbitration or judicial controversy or waiver of any related rights out of the Regular Course of Business.

3.11.1.       From this date up to the Closing Date, the Companies shall forward (and Seller shall provide that the Companies forward) to Buyer (i) statements of results and monthly balance sheets of the Companies; and (ii) management and financial reports customarily prepared by the Companies that, at the discretion of Seller, may be forwarded to Buyer with no infringement to the applicable Law.

3.12.       Closing. With due regard for the terms and conditions provided herein, the closing and the implementation of the Operation upon performance of the acts provided in Section 3.13 (“Closing”) shall take place at the office of ASBZ Advogados, located at Avenida Brigadeiro Faria Lima, 4.285, 4th floor, in the City and State of São Paulo or, alternatively, if necessary, by videoconference conducted by ASBZ Advogados at the Zoom Cloud Meetings platform, within up to five (5) Business Days from (a) the date of confirmation, by one notified Party, of its agreement with the terms of the Closing Notice; or (b) the omission of one notified Party as regards forwarding notice of agreement or disagreement in relation to the terms of the Closing Notice; unless any other date or place is agreed upon in writing between the Parties (“Closing Date”).

3.13.       Closing Acts. Without prejudice to other acts reasonably necessary to implement the Operation, on the Closing Date, the Parties shall conduct the following procedures and/or shall perform the following acts:

(i)	Payment of the Purchase Price, by Buyer to Seller, according to Section 2.5;

(ii)	Assignment and transfer of the Shares Object by Seller to Buyer (and, indirectly, of the other Companies’ Bonds), through registration, by Dextra Holding, of Buyer as legitimate owner of such shares in its respective book of registration of shares (book of registration of registered shares);

(iii)	Signature by Buyer and by Seller of the Agreement of Conditional Sale of Shares, and performance of any and all acts (or signature of any and all documents) to enable the effectiveness of the Liens pursuant to the Law;

(iv)	Signature by Buyer and by Seller of the commercial agreement between the Companies and the Guarantor (“Commercial Agreement”) pursuant to the draft that constitutes part of Exhibit 3.13(iv);

(v)	Seller and Buyer shall sign and deliver to one another the respective certificates confirming that (a) the representations and warranties provided by each one of the parties are true and correct on the Closing Date (or, if expressly provided in relation to a specific date according to the representations and warranties, as from such date); and (b) the Conditions Precedent and obligations provided in this Agreement have been fulfilled or waived according to the terms of this Agreement;

(vi)	Buyer and Seller shall provide that (a) Dextra Holding and Dextra Tecnologia hold their respective Special General Meetings to: (i) accept resignation of the current members of the Executive Board, granting thereto the most ample, complete, unlimited, irrevocable and irreversible release within the scope of the exercises of the respective functions, and elect new members appointed by Buyer; and (ii) completely reformulate the By-Laws of Dextra Holding (including deciding upon the change of address of the registered office) and of Dextra Tecnologia; and (b) signature of amendment to the documents of incorporation of the other Companies to (i) accept resignation of the current members of the administration, granting thereto the most ample, complete, unlimited, irrevocable and irreversible release within the scope of the exercises of the respective functions, and elect new members appointed by Buyer; and (ii) completely reformulate the documents of incorporation of the Companies, substantially under the terms of the drafts provided in Exhibit 3.13(vi);

(vii)	Delivery of public power of attorney signed by the current administrators of Dextra Holding and of Dextra Tecnologia and of the Companies, including them as principals, to the representatives appointed by Buyer, with management powers of Dextra Holding and of Dextra Tecnologia and of the Companies, including powers to conduct transactions in bank accounts and conduct the business of Dextra Holding and of Dextra Tecnologia and of the Companies, under the terms of Exhibit 3.13(vii); and

(viii)	Delivery of power of attorney signed by the current administrators of Dextra Holding and of Dextra Tecnologia and of the Companies, including them as principals, to Buyer’s representatives, to satisfy possible requirements established by the competent Commercial Registries or by other Governmental Authorities, for filing of the corporate acts mentioned in Section 3.13(vi) above, substantially under the terms of the draft provided in Exhibit 3.13(viii);

(ix)	Seller shall provide that the Companies have, on the Closing Date, consolidated Cash balance in the minimum amount of three million Reais (R$ 3,000,000.00), in addition to the Cash necessary to cover the Indebtedness (with exception of the Premium for Transfer of Control) of the Company on the Closing Date as estimated by Seller, to be demonstrated to Buyer, without prejudice to the provisions of Section 2.7 et seq.; and

(x)	the Parties shall enter into any and all other documents and instruments necessary for the Closing of the Operation.

3.14.       Simultaneousness of the Closing Acts. All acts and obligations indicated in Section 3.13 above are deemed occurred simultaneously. No act and/or obligation shall be deemed actually taken, fulfilled or complied up to the occasion on which all other acts and/or obligations provided in Section 3.13 have been taken, fulfilled or complied, unless otherwise agreed upon by the Parties in writing. If any Party fails to adopt any measure that is expected to occur at Closing, all measures actually adopted at Closing shall be deemed void and ineffective, and each one of the Parties shall adopt all measures that may be reasonably necessary to cancel and invalidate the relevant measure.

CHAPTER IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1.       Fundamental Representations and Warranties in relation to Seller. Seller herein provides the representations and warranties provided in this Section 4.1 to Buyer, which Seller represents and warrants to be true, correct, complete, accurate and exact on the date of this Agreement and/or on the Closing Date, as the case may be, except in relation to the representations provided for a specific date.

4.1.1.       Organization, Power and Authorization. Seller is an entity validly organized, established and in regular situation according to the applicable Laws of its jurisdiction and has full powers, capacity and legitimacy to enter into and comply with all corresponding obligations provided in this Agreement. The signature of this Agreement and the Operation contemplated herein have been duly approved and authorized by all own acts and acts of third parties necessary, including corporate approvals, whenever applicable.

4.1.2.       Effectiveness and Enforceability. This Agreement and all other instruments contemplated herein have been (or, in the event of any instrument to be entered into on the occasion of Closing, shall be on the Closing Date) duly entered into by Seller and constitute legal, valid and binding obligations thereof, enforceable thereagainst according to the terms and conditions contemplated herein.

4.1.3.       Binding Effect. This Agreement constitutes legal, valid and binding obligation of Seller and of the Companies, enforceable according to its terms.

4.1.4.       No Infringement. Neither the signature of this Agreement nor compliance with the obligations contemplated herein: (i) shall infringe any applicable Law upon which Seller may be bound or by which Seller may be affected; or (ii) shall give rise to infringement to, noncompliance with, default in relation to or termination of any instrument, commitment or covenant entered into by Seller, except as disclosed in Exhibit 4.1.7.

4.1.5.       Consents. With exception of CADE’s Approval, Seller is not required to register, seek or obtain any notices, authorizations, consents, approvals, orders, exemptions or other actions or documents with or from any Governmental Authority or any third party in relation to the signature, formalization of and compliance with this Agreement by Seller or implementation of the transactions contemplated in this Agreement, except as expressly provided in this Agreement.

4.1.6.       No Claims. There are no pending or imminent Claims, of any nature, or to the knowledge of Seller (or its Controlled Companies) against Seller (or its Controlled Companies) that would change, delay or hinder the Closing of the Operation, or would hinder Seller’s capacity to comply with its obligations provided in this Agreement and any related document.

4.1.7.       Ownership of the Companies’ Bonds. Seller, directly or indirectly, is the owner and legitimate holder of the Companies’ Bonds, as provided in detail in Exhibit 4.1.7, which compose the totality of the capital of the Companies, on totally diluted bases and that, except as disclosed in Exhibit 4.1.7, are free and clear from any Liens and may be freely sold, assigned and transferred to Buyer. All Companies’ Bonds are duly authorized, validly issued and fully paid. Seller (or its Controlled Companies) and/or the Brazilian Companies have not entered into any settlement (except for this Agreement) or assumed any commitment to dispose the Companies’ Bonds.

4.2.       Fundamental Representations and Warranties in relation to the Companies. Seller provides the representations and warranties provided in this Section 4.2 to Buyer in relation to the Companies, which Seller represents and warrants to be true, correct, complete, accurate and exact on this date and/or on the Closing Date, as the case may be, except in relation to the representations provided for a specific date.

4.2.1.       Organization, Power and Authorization. Dextra Holding and Dextra Tecnologia are corporations duly organized, validly existing and in regular situation under the terms of the Laws of Brazil. CINQ is a limited liability company duly organized, validly existing and in regular situation under the terms of the Laws of Brazil. Dextra US is a company duly organized, validly existing and in regular situation under the terms of the Laws of the State of Florida, USA. CINQ US is a company duly organized, validly existing and in regular situation under the terms of the Laws of the State of Florida, USA. Each one of the Companies has full powers, capacity and authorization to conduct their respective Business as currently conducted.

4.2.2.       Companies’ Bonds. The Companies’ Bonds, as described in Exhibit 4.1.7, represent the entire capital of Dextra Holding and of Dextra Tecnologia and the entire capital of CINQ, as well as all equity securities of the capital issued by Dextra US and CINQ US. All Companies’ Bonds have been validly issued and fully paid-in. On the Closing Date, there shall be no type of securities, bonds, debentures, notes or other indebtedness of the Companies entitled to vote on any subjects (or that are convertible into, or exercisable or exchangeable by securities representing the capital of the Companies). No Person is entitled to require the transfer, creation, issue or distribution of any share, quota, loan capital or other Companies’ Bonds. There are no options or rights of third parties of any type in relation to the Business or to the Companies’ Bonds.

(i)	Seller is legitimate owner, direct or indirect, and holds the Companies’ Bonds, which, except as disclosed in Exhibit 4.1.7, are free and clear from any and all Liens.

(ii)	There are no, on this date, and there shall be no, on the Closing Date, Claims of any nature about which Seller (or its Controlled Companies) or the Companies have been informed, which may affect the free disposal of the Companies’ Bonds by Seller or which jeopardize the ownership of the Companies’ Bonds.

(iii)	With the transfer of the Shares of Dextra Holding to Buyer under the terms of this Agreement, on the Closing Date, Buyer shall become full owner and possessor, free and clear from any Liens, of the Shares of Dextra Holding and, indirectly, of Dextra Tecnologia and of the Subsidiaries’ Quotas.

4.2.3.       No Infringement or Breach. Except as disclosed in Exhibit 4.1.7, neither the signature of this Agreement by each Company nor the implementation of the transactions and performance of the obligations established herein: (i) shall result in infringement to any applicable law upon which the Companies may be bound or by which the Companies may be affected; (ii) shall give rise to infringement to, noncompliance with, default in relation to or termination of any instrument, commitment or covenant entered into by any of the Companies; (iii) shall result in the creation of any Lien or limitation of the capacity of any of the Companies to own, operate or dispose their property and assets and conduct their activities in the Regular Course of Business; or (iv) shall require any payment, or give rise to any termination, acceleration, creation or imposition of any Liens, or another Claim related to any of the Companies and to the Companies’ Bonds, at any time and for any reason, according to any (a) agreement, settlement, commitment, promise, authorization, promissory note, securitized debt, mortgage, license; or (b) by-laws, articles of association, award, decision or order from any Governmental Authority to which any of the Companies is subject or to which the Companies’ Bonds are subject.

4.2.4.       No Claims. There are no, on this date, and there shall be no, on the Closing Date, pending or imminent Claims, of any nature or, to the knowledge of Seller (or its Controlled Companies), against the Companies, which would change, delay or hinder the Closing of the Operation, or would hinder the capacity of the Companies to comply with their obligations provided in this Agreement and any related document.

4.2.5.       Capitalization of the Companies. (i) the capital of each one of the Companies, which is totally subscribed and paid-in, is described in Exhibit 4.1.7; (ii) there are no outstanding or authorized options, guarantees, purchase rights, conversion rights, exchange rights, or other agreements or commitments that may require that any of the Companies issue any securities or conduct any corporate restructuring or similar operations; and (iii) the Companies’ Bonds are not subject to any voting trust agreement, shareholders’ agreement or another agreement that restricts or that is, otherwise, related to vote, dividend rights or disposal of the Companies’ Bonds.

4.2.6.       Subsidiaries. The Companies do not control, own or hold any ownership interest or other ownership interest in any Person, except as provided in detail in Exhibit 4.1.7, and do not have any current or future obligations to make any capital contributions (or similar payment) or any loan to any Person. CINQ maintains solely one (1) branch.

4.2.7.       Solvency. Seller and the Companies are solvent and shall not become insolvent as a result of the signature of and compliance with the Agreement, under the terms of the applicable Law, and have, and shall maintain during the term of effectiveness of the obligations assumed in this Agreement, financial capacity, and own funds necessary to comply with any and all obligations assumed thereby under the terms of this Agreement, as applicable. There are no proceedings related to any transaction or composition with creditors, or any other insolvency execution proceedings involving or imminent against Seller, the Companies or any of their respective Related Parties and no events that, under the terms of the applicable Law, justified the filing of such proceedings, have occurred. The signature of and compliance with the Agreement do not constitute fraud on creditors or fraud upon the execution of judgment.

4.2.8.       Compliance with Anti-Corruption Laws. The Companies, Seller, or any of their representatives, (a) comply with all Anti-Corruption Laws and Related Laws that are applicable thereto, including any and all Laws prohibiting acts of corruption, bribery or money laundering; (b) have not authorized, offered, promised or made (or allowed, within the scope of their attributions, responsibilities and activities, that any executive officer, employee, representative, consultant or another individual or legal entity acting on behalf thereof made) the payment or assignment, directly or indirectly, of any bribery, discount, gift, present, entertainment, payment, loan or another legal or illegal contribution, offset, restitution, advantage, or any other illegal payment, to any public agents and/or members or representatives of any Governmental Authority, which might result in any infringement to any Anti-Corruption Laws and Related Laws (including the FCPA) or with the intention of (i) exercising influence on the applicable Governmental Authority, servant, agent or employee to perform any act or make any decision in relation to their function and/or office; or (ii) inducing any Governmental Authority or employee, servant or agent thereof to perform or refrain from performing any act in infringement to the conduct recommended or required by the applicable Law in relation to the Governmental Authority, servant, agent or employee thereof; or (iii) inducing a Governmental Authority, servant, agent or employee thereof to use their influence to obtain any advantage or favorable treatment with the purpose of helping the Companies, Seller, or any of their Related Parties; (c) are not and have not been submitted to any investigation, indictment, judicial proceeding, filed, imminent or threatened, or to monitoring as a result of events related to infringements to the Anti-Corruption Laws and Related Laws; (d) have never been sanctioned based upon the Anti-Corruption Laws and Related Laws; (e) are not banned, listed as disreputable, prohibited or subject to any restrictions to rights to contract with any Governmental Authority or subject to economic and business restrictions or sanctions by any Governmental Authority. Furthermore, the operations of the Companies have always been and are currently conducted in compliance with all Laws against money laundering acts.

4.3.       Operational Representations and Warranties in relation to the Companies. Seller provides the representations and warranties provided in this Section 4.3 to Buyer, which Seller represents and warrants to be true, correct, complete, accurate and exact on the date of this Agreement and/or on the Closing Date, as the case may be, except in relation to the representations provided on a specific date.

4.3.1.       Dividends. There are no dividends, interest on net equity or any other compensation due to Seller or to its Controlled Companies by any of the Companies. The payments of dividends by the Companies have always been made in strict compliance with the Brazilian Laws.

4.3.2.       Corporate Restructurings and Operations.

(i)	Any and all corporate restructurings and operations (including merger, transformation, consolidation, spin-off, acquisition, sale of assets, assignment of shares, transfer of control, increase or reduction of capital and merger) that have involved the Business or the Companies, have been conducted with due regard for the applicable Law and present economic, financial and accounting guarantee, in all their aspects.

(ii)	With exception of the Premium for Transfer of Control, after the Closing Date, no payment related to M&A operations conducted by Seller (or its Controlled Companies) and involving the Companies (either as parties or subject matter) and/or the Business shall be due by the Companies (or by Buyer), including in relation to payments of part of purchase price, earn-out, add-on price or, further, as a result of indemnifications due by the Companies.

(iii)	On the Closing Date, the corporate restructuring by means of which the Companies and the Business have been spun-off from Prime Sistemas de Atendimento ao Consumidor Ltda. and, upon implementation of the corporate restructuring acts, transferred to Dextra Holding (“Spin-Off”), shall have been fully concluded, with no pending matters, including in relation to the transfer of any agreements with clients and/or suppliers, as well as the respective receivables. On the Closing Date, the Companies operate the standalone entities of Seller and/or of its Affiliates and Related Parties (including Prime Sistemas de Atendimento ao Consumidor Ltda.).

4.3.3.       Operational Activities. There are no events or circumstances that may adversely affect or jeopardize the continuity of the operations of the Business or of the Companies (including as a result of the signature of this Agreement and of the implementation of the Operation). The Companies have not performed any acts, engaged in any activities or conducted any operations other than those directly or indirectly related to the administration and operation of the Business. The Companies may freely engage in their activities and explore any business or market in any region of Brazil or abroad, and there are no agreements, covenants, commitments or instruments that restrict such activities in Brazil or abroad.

4.3.4.       Assets. Except in relation to the provisions of Exhibit 3.2(vi), the Companies hold legitimate, valid and negotiable title and possession of all assets that are relevant for the Business as currently conducted (“Assets”), free and clear from any Liens of any nature, which may be freely sold, assigned and transferred, and there are no defects (of property or any other defects, including any judicial, administrative or tax action or proceeding) that may adversely affect or invalidate their transfers or operations. All Assets (i) have been duly registered in the accounting records and commercial registries, under the terms of the legislation, (ii) are in operating conditions and in full compliance with the legal requirements, with exception of regular wear and tear, and (iii) are sufficient to conduct the Business of the Companies as currently conducted in the Regular Course of Business. The Companies have no assets, properties, rights or obligations other than those related to the Business.

4.3.5.       Collaterals. Except in relation to the provisions of Exhibit 3.2(vi), the Companies have not assumed, guaranteed, endorsed or, otherwise, become, directly or subsidiarily, responsible for any obligation or debt of any third party (including Seller and its Related Parties) that is in effect or enforceable. No agreement, settlement or commitment entered into by the Companies in effect has had their credit rights assigned to guarantee other agreements, settlements or commitments entered into by Seller, by the Companies or by any third party and their respective Related Parties.

4.3.6.       Financial Agreements. Except in relation to the provisions of Exhibit 3.2(vi), the Companies are not parties to any financial agreement (including financial lease or leasing agreements). The Companies have no outstanding balance related to any overdue or coming due debts assumed before the administrators, Seller (or its Controlled Companies), before the current or former shareholders of Seller or of the Companies (direct or indirect) or their respective Related Parties.

4.3.7.       IT System. The Companies are owners of and hold the IT System free from any Liens. The Companies have obtained all rights necessary from third parties so they exclusively and unlimitedly use the IT System for the purposes of the Business, before and after the Closing for the applicable terms. On this date, the IT System elements and, on the Closing Date: (i) shall be appropriately working according to the applicable specifications and service levels, and are appropriate for the purposes of the Business; (ii) shall have been appropriately maintained and shall not present any relevant defects or significant damages; and (iii) shall present sufficient capacity and performance to satisfy the requirements of the Business. The Companies are exclusive owners of the software developed internally, as listed in Exhibit 4.3.7 and do not face any Claims in relation to the ownership, licensing or use of such software systems. The source code of each software system listed in Exhibit 4.3.7 is owned by the respective Company and is duly maintained at safe location.

4.3.8.       Licenses and Authorizations. Each one of the Companies has all relevant authorizations, issued or granted by Governmental Authority in relation to the Business, each one duly obtained and validly held by the Companies. Such authorizations are sufficient to conduct the activities of the Companies consistently with the current practice. The Companies have all relevant authorizations necessary to own, lease and operate their assets and to conduct the Business as currently conducted. All such authorizations are in full force and effect, and: (i) there is no cancellation, modification, limitation or suspension of any of such authorizations; and (ii) the implementation of the Operation contemplated herein shall not cause any infringement to or result in the cancellation, revocation, modification or termination of any of such authorizations.

4.3.9.       Agreements. Exhibit 4.3.9 contains a list of all Relevant Agreements in effect:

(i)	each Relevant Agreement is in full force and effect and is valid, binding and enforceable according to their terms and have been entered into according to the applicable Law and in normal market conditions;

(ii)	with exception of the provisions of Exhibit 4.3.9(ii), the Companies have not terminated or received any notice of termination of any of the Relevant Agreements and, to the best knowledge of Seller (or of its Controlled Companies), no cancellation or termination of any Relevant Agreement is on the verge of occurring;

(iii)	to the best knowledge of Seller (or of its Controlled Companies), the Companies have complied with all relevant obligations required in all Relevant Agreements and are not in infringement or relevant breach and, to the best knowledge of Seller (or of its Controlled Companies), no other party to any Relevant Agreement is in contractual infringement or breach; and

(iv)	Seller has made available to Buyer a complete, correct and unedited copy of each Relevant Agreement, in each case, as modified or, otherwise, amended up to (and including) the date of this Agreement.

4.3.10.       Transactions with Related Parties. Except as indicated in Exhibit 4.3.10, and by the Commercial Agreement, the Companies: (i) are not parties to any settlement, business, transaction or juristic act to which Seller (or its Controlled Companies) and/or any Related Party of Seller is party or interested party, directly or indirectly; (ii) have no debts or obligations of another nature with any Related Party of Seller; and (iii) have no business with any Related Party of Seller. All operations conducted by the Companies with Related Parties have observed the applicable Law and have been duly booked.

4.3.11.       Labor Issues. Except as provided in Exhibit 4.3.11:

(i)	The Companies are not parties to any collective bargaining agreements, conventions or union agreements, which are applicable thereto, and the Companies are not involved in any negotiations with any union in relation to their employees;

(ii)	The Companies do not outsource activities related to their Business;

(iii)	The Companies are not parties and are not bound to any settlement or arrangement under which they are required to pay or provide for the payment of any pension in relation to retirement of any former employees or active employees.

(iv)	The Companies have operated their business according to the Law in relation to employment, social security, indemnification and termination, employment of underage individuals, discrimination at employing interns and human rights, health and safety, labor relations, withholding, salaries and working hours, overtime, occupational safety and insurance and/or salary equity for all their employees and independent workers.

(v)	No inspection in any of the applicable occupational safety and insurance Laws is being conducted in any of the Companies. All employees of the Companies are regularly registered in the books and records of each one of the Companies.

4.3.12.       Employees’ Benefits. Exhibit 4.3.12 contains a list of all benefits offered to the employees of the Companies, including, among others, profit sharing plans (“Benefit Plan”). Each one of the Companies has complied with all their relevant obligations related to such Benefit Plans, and there are no pending matters or past responsibilities or obligations in relation thereto. Each one of the Companies represents that they do not grant any pension plan to their employees.

(i)	Each Benefit Plan has been established and administered according to their terms and is in accordance with the form and operation of the applicable Law.

(ii)	Except in relation to the provisions of Exhibit 4.3.12, no payment of any amount shall be due to the administrators or employees of the Companies as a result of the signature of this Agreement. No changes of bonus, incentives, benefits, compensation or promotion of any administrator or employee of coordination, management or higher level have been made (or promised) within the past six (6) months.

4.3.13.       Tax Issues. In relation to tax issues:

(i)	None of the Companies has received any written notice that remains unresolved, alleging any infringement to any applicable Laws related to Taxes;

(ii)	All tax statements that shall be presented by or in relation to any of the Companies have been prepared according to all applicable Laws and have been presented in due course. None of the Companies has requested or obtained any extension of the term to present any Tax Return that has not yet been presented. All such tax statements have been correctly concluded in all relevant aspects. All Taxes in relation to the taxable periods covered by such tax statements (either indicated or not in any Tax return), and all other Taxes for which any of the Companies is responsible (with exception of Taxes not yet due and payable and in relation to which an appropriate provision has been established), have been timely paid in the total amount due and in strict compliance with the applicable Law;

(iii)	None of the Companies has entered into any settlement or liquidation with any Governmental Authority or has obtained any Tax exemption, concession or waiver, which might cease or be modified as a result of the Operation and other covenants established herein;

(iv)	There is no inspection of any Tax Return in relation to any Taxes related to any of the Companies currently in progress, and no notice of such inspection has been received by any of the Companies;

(v)	None of the Companies has received from any governmental tax authorities (including in jurisdictions in which they have not presented any Tax Return), any notice indicating the intention to open an inspection review, request for information related to tax issues, deficiency notice or adjustment proposed for any amount of the Tax proposed, claimed or assessed by any Governmental Authority against any of the Companies;

(vi)	The Brazilian Companies have no permanent establishment, office or fixed business location in any jurisdiction other than in Brazil and Dextra US and CINQ US have permanent establishment, office or fixed business location in the US. No Claim has been received from Governmental Authority in a jurisdiction in which the Companies do not currently present tax statements;

(vii)	None of the Companies participates in or is involved in any tax incentive programs or programs of payment of overdue Taxes in installments;

(viii)	With exception of the provisions of Exhibit 4.3.20 and 3.2(vi), none of the assets of the Companies is subject to any Liens related to Taxes;

(ix)	Each one of the Companies has withheld from their respective employees, independent contracting parties, creditors, shareholders, quotaholders and third parties and timely paid to the appropriate Governmental Authority, the proper and accurate amounts for all periods ending on or before the Closing Date, according to all provisions related to withholding and review of Taxes of the applicable Laws, and has complied with all provisions on reports of tax information and maintenance of records of all applicable Laws;

(x)	None of the Companies is party to any settlement related to division, allocation or indemnification of Taxes, or any similar settlement or agreement, or has any Obligation related to Taxes of any Person;

(xi)	The Companies are in compliance with all applicable Laws and have paid all Taxes whenever due;

(xii)	Except as disclosed in Exhibit 4.3.20, (a) none of the Companies has received any notification or is party to any judicial or administrative Claims in relation to tax issues, (b) none of the Companies has inquired the payment and/or amount of any Taxes in court or within the administrative sphere (with exception of issues that are being challenged in good faith), and (c) to the best knowledge of Seller (or of its Controlled Companies), there are no claims against any of the Companies in relation to tax issues; and

(xiii)	To the knowledge of Seller (or of its Controlled Companies), all provisions on relevant risks involving any Tax of the Companies have been drafted according to the applicable Law and to the GAAP, and all obligations related to Taxes of any of the Companies applicable to the periods prior to the Closing Date have been duly booked in the Financial Statements according to the applicable Law and to the GAAP.

4.3.14.       Environmental Issues. To the best knowledge of Seller (or of its Controlled Companies), the Companies comply (and have always complied) with all applicable environmental Laws in effect, and are regular and comply with all respective requirements, conditions and limitations. To the best knowledge of Seller (or of its Controlled Companies), the Companies have no environmental liabilities.

4.3.15.       Books and Records. To the knowledge of Seller (or of its Controlled Companies), the books and records of the Companies are complete and accurate in all relevant aspects, with no significant errors or omissions, have been prepared in the Regular Course of Business of the Companies and according to the GAAP and the applicable legislation and reflect the registration of all financial, operational, property and relevant control issues of the Companies. All books and records are registered, stored, maintained or managed, in whole or in part, or maintained by any means (including by any electronic, mechanic or photographic means, either computerized or not), with ownership and direct control of the Companies.

4.3.16.       Real Estate Properties.

(i)	Exhibit 4.3.16 (i) contains a complete and accurate list of all related lease agreements to which each one of the Companies is party. All lease agreements are in full force and effect, valid and binding. All rents to be paid up to the Closing Date in relation to each one of the lease agreements have been duly paid. The Companies have complied with any and all obligations and responsibilities related to the real estate properties subject matter of the lease agreements, including payment of Taxes. There are no restrictions to the occupancy or use of the real estate properties leased according to their current purposes; and

(ii)	The Companies are not owners of any real estate property.

4.3.17.       Intellectual Property. Exhibit 4.3.17(a) contains a list of all Intellectual Property Rights belonging to or used by the Companies in their activities in the Regular Course of Business. (i) With exception of the provisions of Exhibit 4.3.17(b), each one of the Companies is contractually entitled to use, attribute and transfer all Intellectual Property Rights, free and clear from any Liens; (ii) such Intellectual Property Rights are totally valid and the respective pending registration applications are in good conditions and have not been challenged or faced any opposition; (iii) each one of the Companies has not granted any license or another authorization to use any of such Intellectual Property Rights; (iv) there are no complaints of third parties in relation to any infringement to any Intellectual Property Rights by the Companies or by Seller; (v) to the best knowledge of Seller (or of its Controlled Companies), there is no infringement to Intellectual Property Rights of third parties; (vi) to the best knowledge of Seller (or of its Controlled Companies), there is no infringement by third parties to any Intellectual Property Rights listed in Exhibit 4.3.17(a); and (vii) to the best knowledge of Seller (or of its Controlled Companies), no Person is entitled to claim for or require any payment and/or indemnification against the Companies as a result of any Intellectual Property Rights listed in Exhibit 4.3.17(a).

4.3.18.       Data Privacy. The Companies adopt reasonable technical, administrative and organizational measures, compatible with the nature of their activities to protect the confidentiality, integrity, availability of their IT Systems and of all Personal Data subject matter of Processing by or on behalf of the Companies, and there were no infringements or interruptions that have given rise to any type of significant cost, responsibility or obligation to notify any person or Governmental Authority. The Companies, in relation to any and all operations, such as those related to collection, production, receipt, classification, use, access, reproduction, transmission, distribution, processing, saving, storage, elimination, assessment or control of the information, modification, communication, transfer (including any transfer abroad), diffusion or extraction (“Processing”) of any information that, directly or indirectly, identifies or may identify an individual, such as, for instance, name, Individual Taxpayers Register (CPF), address, e-mail, gender, religious belief, geolocation, among others (“Personal Data”) related, for instance, to any clients, potential clients, employees and/or other third parties, is in conformity, in all their relevant aspects, with (a) any applicable Laws, regulations, decisions rendered by competent authorities, applicable to Personal Data Processing, in any and all jurisdictions relevant to the Business, including legislations of the United States and Brazil and, further, Law No. 13,709/2018 (“General Data Protection Law” or “LGPD”) and decisions of the National Data Protection Authority (“Data Protection Laws and Regulations”); (b) any material requirements and obligations established in agreements or in conduct codes or instruments to which the Companies are parties or to which they have adhered; (c) the Companies, in all their relevant aspects, implement Personal Data Processing according to, at least, one of the legal bases provided in article 7 or 11 of the LGPD or according to the legal bases provided in the other Data Protection Laws and Regulations of other jurisdictions, whenever applicable; and (d) the Companies (i) have not faced or face any type of incident on information security in relation to any Personal Data, such as, for instance, loss, theft, misplacement or unauthorized access to Personal Data, (ii) has not received any notice indicating that there were infringements to Personal Data or to the Data Protection Laws and Regulations, and (iii) there are no claims or demands, in progress or, to the knowledge of Seller (or of its Controlled Companies), imminent, filed by third parties, including Authorities, involving infringement to any rights of Personal Data owners, or any act, to the knowledge of Seller (or of its Controlled Companies), fact or event that may cause such disputes or claims to be expected or imminent.

4.3.19.       Financial Statements; Undisclosed Obligations; Books and Records. Exhibit 4.3.19 contains complete and accurate copies (i) of the financial statements of each one of the Companies related to the financial year ending on December 31, 2020; and (ii) the management-result statement, cash flow and interim balance sheet of the Companies on May 31, 2021 (jointly referred to as “Financial Statements”).

(i)	The Financial Statements have been prepared according to the GAAP and present, on accurate and fair basis, the financial condition, assets, liabilities, results of the operations and cash flows of each one of the Companies on such dates and for the periods indicated, and may be reconciled to the books and records of each one of the Companies.

(ii)	Except as reflected in the Financial Statements, none of the Companies has any significant liability or Obligation of any nature (either provisioned, absolute, contingent, not declared or otherwise) required by the GAAP to be reflected in a balance sheet.

(iii)	All instruments and accounts receivable are duly registered in the books and records, are valid and are not subject to any impediment, offset or chargeback. All accounts receivable registered in the Financial Statements (a) result from correct and legal transactions; (b) represent or shall represent valid obligations resulting from sales actually concluded or services actually performed in the Regular Course of Business of each one of the Companies; (c) may be legally charged in the Regular Course of Business consistently with past practices, in the amount registered in the Financial Statements, net of any reserves reflected in the Financial Statements, with exception of provisions for doubtful debtors; and (d) have not been granted in guarantee. All pending accounts receivable deemed undue have been reserved in the Financial Statements according to the GAAP.

(iv)	The accounting books and other financial records of each one of the Companies: (a) reflect all items of revenues and expenses, all assets and liabilities that shall be reflected therein according to the best practices and to the GAAP applicable consistently based upon past practices of each one of the Companies (with exception of the fact that, in relation to the base date of May 31, 2021, the accounting books reflect the provisions of letter “a” in their relevant aspects); (b) are complete and correct, and do not contain or reflect any substantial inaccuracies or discrepancies (with exception of the fact that, in relation to the base date of May 31, 2021, the accounting books reflect the provisions of letter “b” in their relevant aspects), and (c) have been maintained according to good business, accounting practices and applicable legislation; and

(v)	Each one of the Companies has conducted their Business and operated their respective properties in the Regular Course of Business according to past practices.

(vi)	From December 31, 2020 up to this date, (a) there have been no relevant adverse changes in the financial, operational, legal and accounting situation of the Companies; and (b) each one of the Companies has not: (i) made (or promised to make) any capital investment out of the Regular Course of Business; (ii) made any sale, transfer, assignment, distribution or other disposals of any relevant asset; (iii) made any relevant change in any accounting policy or maintenance of the accounting books or accounting practices; (iv) assumed, with exception of the responsibilities incurred in the Regular Course of Business, any obligation or responsibility; (v) taken out (or promised to take out) any new loan and/or indebtedness or extended or used any new or previously existing credit facility and/or indebtedness before any financial institution and/or any third parties; (vi) granted (or promised to grant) any release, forgiveness or any type of unilateral extinction of any credits held against Seller, its Related Parties, their employees, service providers and/or any third parties; and (vii) made (or promised to make) any donation, assignment and/or transfer, at no cost, of any properties, rights and/or any other type of Assets.

4.3.20.       Litigations. With exception of the provisions of Exhibit 4.3.20, there are no civil, criminal or administrative actions, complaints, investigations, judicial proceedings, demands or judicial, arbitration or administrative proceedings in progress, pending or, to the best knowledge of Seller (or of its Controlled Companies) or of the Companies, imminent, involving (as plaintiff or defendant) (i) the Companies, their shares, quotas, their respective properties, activities, rights or assets (including, without limitation, the Assets), and/or (b) the Business (even if Seller or its Related Parties are formally included as parties) or, further, judgments, orders, writs, injunctions, decrees or that, to the best knowledge of Seller (or of its Controlled Companies) and of the Companies, are expected, pending in any court, Governmental Authority or regulatory authority or arbitration tribunal against the Companies or directly involving the Companies or their properties or assets or, further, the Business.

4.3.21.       Compliance with the Laws. Each one of the Companies is in compliance with (a) all Laws significantly applicable to the operations of the Companies; (b) the by-laws or articles of association, as applicable, of each one of the Companies; (c) there are no restrictions imposed by any Governmental Authority to the Companies related to the Business that may restrict or hinder, in any relevant aspect, Buyer from conducting the Business.

4.3.22.       Antitrust. None of the Companies has been submitted to any investigation or proceeding by any Governmental Authority as regards antitrust or competition issues. There are no settlements, commitments or agreements entered into between any of the Companies, on the one side, and antitrust Governmental Authority, on the other side. Within the past five (5) years, there have been no transactions carried out by any of the Companies that needed submission to and previous approval from any antitrust Governmental Authority under the terms of the applicable Law.

4.3.23.       Brokerage Commissions and Fees. With exception of the provisions of Exhibit 4.3.23, which lists the advisers engaged solely by Seller, there is no investment banker, broker or agent that has been engaged or authorized to act on behalf of any of the Companies that is entitled or that may be entitled to any fees, commission or payment from any of the Companies in relation to the negotiation, preparation or signature of this Agreement or of the Operation contemplated herein.

4.3.24.       COVID-19 Impacts. The Companies have not received any Claims, complaints, inspection processes or inquiries the triggering event of which being any measure or action adopted by the Companies as a result of the COVID-19 pandemic.

(i)	The Companies have not encountered any serious occurrence of contamination of their employees and other cooperators by the COVID-19 pandemic in the work environment. The Companies: (a) have not suspended any agreements with employees; and (b) have not reduced the working hours and/or compensation of employees.

(ii)	The Companies have not adopted any administrative or judicial measures to suspend, differ or modify, in any way, the payment of Taxes of any nature as a result of the COVID-19 pandemic.

(iii)	The Companies have conduct policies and systems to control the activities developed in home office directed specifically to the employees, cooperators, service providers and suppliers that have access to Personal Data.

4.4.       Other Representations and Warranties. Except as provided in this Chapter IV and in this Agreement, Seller does not provide any other representation or warranty of any type to Buyer.

CHAPTER V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.       Representations and Warranties in relation to Buyer. Buyer herein provides the representations and warranties provided in this Section 5.1 to Seller, which Buyer represents and warrants to be true, correct, accurate and exact on the date of this Agreement and/or on the Closing Date, as the case may be, except in relation to the representations provided for a specific date.

5.1.1.       Organization, Power and Authorization. Buyer is an entity validly organized, established and existing according to the applicable Laws of its jurisdiction and has full powers, capacity and legitimacy to enter into and comply with all corresponding obligations provided in this Agreement. The signature of this Agreement and the Operation contemplated herein have been duly approved and authorized by all own acts and acts of third parties necessary, including corporate approvals, whenever applicable.

5.1.2.       Effectiveness and Enforceability. This Agreement and all other instruments contemplated herein have been (or, in the event of any instrument to be entered into on the occasion of Closing, shall be on the Closing Date) duly entered into by Buyer and constitute legal, valid and binding obligations thereof, enforceable thereagainst, according to the terms and conditions contemplated herein.

5.1.3.       Binding Effect. This Agreement constitutes legal, valid and binding obligation of Buyer, enforceable according to its terms.

5.1.4.       No Infringement. Neither the signature of this Agreement nor compliance with the obligations contemplated herein: (i) shall infringe any applicable Law upon which Buyer may be bound or by which Buyer may be affected; or (ii) shall give rise to infringement to, noncompliance with, default in relation to or termination of any instrument, commitment or covenant entered into by Buyer.

5.1.5.       Consents. With exception of CADE’s Approval, Buyer is not required to register, seek or obtain any notices, authorizations, consents, approvals, orders, exemptions or other actions or documents with or from any Governmental Authority or any third party in relation to the signature, formalization of and compliance with this Agreement by Buyer or implementation of the transactions contemplated in this Agreement, except as expressly provided in this Agreement.

5.1.6.       No Claims. There are no pending or imminent Claims, of any nature, or to the knowledge of Buyer, against Buyer, which would change, delay or hinder the Closing of the Operation, or would hinder Buyer’s capacity to comply with its obligations provided in this Agreement and any related document.

5.1.7.       Due Diligence. Buyer represents to have conducted and concluded accounting, tax, financial, operational, legal, business audit in the Brazilian Companies (however, not in the Foreign Companies), through its employees, advisers and/or representatives, with the purpose of entering into this Agreement (“Due Diligence”). Buyer has knowledge and experience of financial and business issues and is capable of assessing the Companies and the advantages and risks of the Operation.

5.1.8.       Solvency and Debt. Buyer is solvent and shall not become insolvent as a result of the signature of and compliance with the Agreement, under the terms of the applicable Law. There are no proceedings related to any transaction or composition with creditors, or any other insolvency execution proceedings involving or imminent against Buyer or its Controlled Companies and no events that, under the terms of the applicable Law, justified the filing of such proceedings, have occurred. The signature of and compliance with the Agreement do not constitute fraud on creditors or fraud upon the execution of judgment.

5.1.9.       Financial Capacity. On this date, Buyer has sufficient financial resources available to pay the Purchase Price, and to provide for the payment of and compliance with all its other obligations under the terms of this Agreement, and shall have such financial resources on the Closing Date, and on the date of the Deferred Payment. Buyer represents and warrants that Buyer shall have availability of financial resources in Brazil in due course to pay the Purchase Price. The availability of financing is not a condition for compliance with Buyer’s obligations to implement the Closing, or implement the transactions contemplated in this Agreement. Without prejudice thereto, Buyer represents that the funds to be used by Buyer to acquire the Companies have been legally obtained, resulting from the regular course of its commercial activities.

5.1.10.       Anti-Corruption and Related Laws. Buyer, or any of its representatives, (a) comply with all Anti-Corruption Laws and Related Laws that are applicable thereto, including any and all Laws prohibiting acts of corruption, bribery or money laundering; (b) have not authorized, offered, promised or made (or allowed, within the terms of their attributions, responsibilities and activities, that any executive officer, employee, representative, consultant or another individual or legal entity acting on behalf thereof make) the payment or assignment, directly or indirectly, of any bribery, discount, gift, present, entertainment, payment, loan or another legal or illegal contribution, offset, restitution, advantage, or any other illegal payment, to any public agents and/or members or representatives of any Governmental Authority, which might result in any infringement to any Anti-Corruption Laws and Related Laws (including the FCPA) or with the intention of (i) exercising influence on the applicable Governmental Authority, servant, agent or employee to perform any act or make any decision in relation to their function and/or office; or (ii) inducing any Governmental Authority or employee, servant or agent thereof to perform or refrain from performing any act in infringement to the conduct recommended or required by the applicable Law in relation to the Governmental Authority, servant, agent or employee thereof; or (iii) inducing a Governmental Authority, servant, agent or employee thereof to use their influence to obtain any advantage or favorable treatment with the purpose of helping the Companies, Seller, or any of their Related Parties; (c) are not and have not been submitted to any investigation, indictment, judicial proceeding, filed, imminent or threatened, or to monitoring as a result of events related to infringements to the Anti-Corruption Laws and Related Laws; (d) have never been sanctioned based upon the Anti-Corruption Laws and Related Laws; (e) are not banned, listed as disreputable, prohibited or subject to any restrictions to rights to contract with any Governmental Authority or subject to economic and business restrictions or sanctions by any Governmental Authority. Furthermore, the operations of the Companies have always been and are currently conducted in compliance with all Laws against money laundering acts.

5.2.       Other Representations and Warranties. Except as provided in this Chapter V and in this Agreement, Buyer does not provide any other representation or warranty of any type to Seller.

CHAPTER VI

INDEMNIFICATIONS

6.1.       Seller’s Obligation to Indemnify. Subject to the provisions of this Chapter VI, Seller agrees to indemnify, maintain exempt and exempt from any responsibility Buyer, its Affiliates, partners, attorneys-in-fact, representatives, administrators, Related Parties, successors and assignees (each one referred to as “Buyer’s Indemnifiable Party”), from and against Losses suffered or incurred thereby, as a result of any of the following events:

(i)	any infringement to any of the representations and warranties provided in Chapter IV, including as a result of any false, incomplete, inaccurate or incorrect representation provided therein;

(ii)	any infringement to, breach or failure by Seller to comply with any obligation or covenant established herein that has not been resolved by Seller within thirty (30) days after receiving written notice delivered to Seller by Buyer, and the No-Competition Obligation, the No-Soliciting Obligation, in relation to the persons indicated in item (a)(a.1) of Section 8.7.2, and the confidentiality obligation, shall not be subject to remedy;

(iii)	any and all Obligations or Claims related to the Companies, to the Business, to the Companies’ Bonds, known or unknown, as a result of acts, facts or omissions occurred prior to the Closing Date, disclosed to Buyer or not, regardless of (a) the occasion on which the effects of the Losses occur, (b) whether they characterize or not an obligation indemnifiable under the terms of Section 6.1(i), (c) misconduct or fault or (d) being listed in the Exhibits of this Agreement; and

(iv)	any and all Obligations of Seller and its Related Parties (with exception of the Companies), including those related to the other businesses of Seller and its Related Parties other than the Business (including any obligations of Seller or its Controlled Companies in M&A operations, even if related to the Companies, such as indemnification, payment of price, holdback release and/or earn-out payment), regardless of the date on which they have arisen or any disclosure made to Buyer in that regard.

6.1.1.       The following shall not exempt or reduce the obligation to indemnify (a) conduction of Due Diligence by Buyer in the Business, at Seller or in the Companies; (b) mention in this Agreement or in its Exhibits of any document, information, issue or contingency, including as a result of the update of Exhibits up to the Closing Date; (c) possible knowledge (actual or potential) by the Indemnified Party of untruthfulness, inadequacy, inaccuracy, imprecision, incompleteness of or noncompliance with any representation provided by Seller or by the Companies in this Agreement, and any contingencies, liabilities or other obligations; or (d) any approval of the administrators’ accounts or of the financial statements of the Companies, in relation to the period prior to the Closing Date, granted after the Closing Date already under Buyer’s management.

6.2.       Indemnification by Buyer. Subject to the provisions of this Chapter VI, Buyer agrees to indemnify, maintain exempt and exempt from any responsibility Seller, its Affiliates, partners, attorneys-in-fact, representatives, administrators, Related Parties, successors and assignees (each one referred to as “Seller’s Indemnifiable Party” and, jointly with Buyer’s Indemnifiable Parties, “Indemnifiable Parties”), from and against Losses suffered or incurred thereby, as a result of any of the following events:

(i)	any infringement to any of the representations and warranties provided in Chapter V, including as a result of any false, incomplete, inaccurate or incorrect representation provided therein;

(ii)	any infringement to, breach or failure by Buyer to comply with any obligation or covenant established herein that has not been resolved by Buyer within thirty (30) days after receiving written notice delivered to Buyer by Seller, and the confidentiality obligation shall not be subject to remedy;

(iii)	any and all Obligations or Claims of the Companies as a result of acts, facts or omissions occurred after the Closing Date, regardless of the occasion on which the effects of the Losses occur; and

(iv)	any and all Obligations of Buyer and its Related Parties related to the other businesses of Buyer and its Related Parties, regardless of the date on which they have arisen or any disclosure made to Seller in that regard.

6.3.       Direct Claim. At any time after the Closing Date, if any Indemnifiable Party acknowledges any Claim subject to indemnification under the terms of this Chapter VI, however, not resulting from a Third-Party Claim (as defined below) (“Direct Claim”), such Indemnifiable Party shall adopt the following measures:

6.3.1.       Direct Claim Notice. The Indemnifiable Party shall forward written notice about such Direct Claim to the other Party (“Indemnifying Party”) (“Direct Claim Notice”), within thirty (30) Business Days after the Indemnifiable Party acknowledges such Direct Claim. Failure to forward the Direct Claim Notice within such period of time shall not affect the right of the Indemnifiable Party to be indemnified for the relevant Direct Claim, except in the event (and to the extent) of any loss caused to the Indemnified Parties as a result of such delay. The Direct Claim Notice shall briefly describe the Direct Claim and the circumstances, events, facts, obligations, claims, documents, information or issues that gave rise to the Direct Claim, the amount of the Loss (if any), method of calculation of the Loss, the measures already adopted and to be adopted, and shall be followed by proper documents in relation to such Direct Claim, and shall further contain reference to the provisions of this Agreement, according to which such right to indemnification arises or is claimed. The Indemnifying Party shall respond to the Direct Claim Notice to the Indemnifiable Party within ten (10) Business Days from receiving the Direct Claim Notice.

6.3.2.       Positive Response from the Indemnifying Party. If the Indemnifying Party (i) expressly agrees to be responsible for the payment of the relevant Loss and with the amount presented in the Direct Claim Notice, or (ii) fails to respond to the Direct Claim Notice within the period of ten (10) Business Days mentioned above; the Loss described in the Direct Claim Notice shall become due and the Indemnifying Party shall pay to the Indemnifiable Party the indemnification claimed according to Section 6.5.

6.3.3.       Negative Response from the Indemnifying Party. If the Indemnifying Party informs, in its reply to the Direct Claim Notice forwarded within the period of (10) Business Days mentioned above, that the Indemnifying Party shall not be responsible for the indemnification claimed or that the Indemnifying Party disagrees with the amount of the Loss presented in the Direct Claim Notice (briefly describing the reasons of such disagreement, followed by proper information and documents in relation to the opposition to such Direct Claim), (i) the part of the amount of the Loss not subject to objection shall become due by the Indemnifying Party and shall be paid to the Indemnifiable Party, according to Section 6.5; and (ii) the Parties shall gather, in person or remotely, within five (5) subsequent Business Days, to attempt to reach an agreement in good faith upon the challenged part of the amount of the Loss. If the Parties fail to reach an agreement about which Party should be responsible for such Loss, the controversy between the Parties shall be submitted to arbitration, under the terms of Section 10.13.

6.4.       Third-Party Claim. In the event of a Third-Party Claim against any of the Indemnifiable Parties, the Claim Notice shall be delivered to the representative of the Indemnifying Party within up to five (5) Business Days after the Indemnifiable Party has received the Claim or on the date corresponding to the expiration of the first one third (1/3) of the legal timeframe to present defense (“Defense”), whichever occurs earlier. If the legal timeframe to present such Defense is shorter than five (5) days, the Claim Notice shall be delivered up to the date corresponding to the expiration of the first half (1/2) of such legal timeframe. The Claim Notice shall be further followed by a copy of the Third-Party Claim and by any available documents related thereto. Failure to deliver the Claim Notice by the Indemnifiable Party in the form and within the periods mentioned above shall not exempt the Indemnifying Party from any obligations attributable thereto under the terms of this Agreement, unless such failure adversely affects the Defense against the relevant Third-Party Claim and within the limit of such loss.

6.4.1.       The Indemnifying Party shall respond to the Claim Notice prior to the elapse of one third (1/3) of the period available to attend conciliation or mediation hearing or to present Defense against such Third-Party Claim, informing whether the Indemnifying Party: (a) disagrees that the Third-Party Claim shall be indemnified by the Indemnifying Party, occasion on which the Parties may file the proceedings to resolve disputes provided in Section 10.13; (b) agrees that possible Loss resulting from the Third-Party Claim shall be indemnified by the Indemnifying Party, occasion on which the Indemnifying Party shall inform about its intention to (i) pay the full amount involved in the Third-Party Claim; (ii) present Defense against the Third-Party Claim; or (iii) refrain from conducting the relevant Third-Party Claim, event in which Buyer and the Companies may conduct the Defense against such Third-Party Claim, including to establish the defense strategy and select attorneys.

6.4.2.       Notwithstanding the provisions above and without prejudice to Seller’s obligation to indemnify (except, however, if the sellers of M&A operation previously carried out, involving the Companies, are entitled to conduct such Third-Party Claims, event in which such right shall prevail over this Section), the Third-Party Claims listed below shall always be conducted by Buyer or by the Companies, which may establish the defense strategy and select attorneys to present defense against such Third-Party Claim:

(i)	Third-Party Claims with the largest portion of the respective financial exposure not indemnifiable by Seller; and

(ii)	Third-Party Claim that (a) involves issues related to the Companies’ clients, intellectual property, data protection or anti-corruption, necessarily involving Loss indemnifiable by Seller with potential payment not exceeding three hundred thousand Reais (R$ 300,000.00) (readjusted by the IPCA from this date) on the date of the filing of the relevant Third-Party Claim, or (b) involves any other issue with Loss indemnifiable by Seller with potential payment not exceeding fifty thousand Reais (R$ 50,000.00) (readjusted by the IPCA from this date) on the date of the filing of the relevant Third-Party Claim. Buyer shall solely be entitled to begin conducting one (1) Third-Party Claim provided in item “a” every period of twelve (12) months and/or two (2) Third-Party Claims provided in item “b” every period of twelve (12) months.

6.4.3.       The conduction of a Third-Party Claim by Seller (including for purposes of possible joint conduction) shall solely be possible if Seller expressly acknowledges, in writing, responsibility for the Loss (in whole or in part, in the event of Loss occurred in period prior to the Closing Date and persisted after the Closing Date) that may possibly result from adverse decision related to the respective Third-Party Claim.

6.4.4.       The Party that is not conducting the Third-Party Claim may, at its exclusive discretion, retain attorneys or specialists to follow-up the conduction of any Third-Party Claim by the other Party and, in any event, the Party that is not conducting the Third-Party Claim shall be solely responsible for the payment of any expenses and fees resulting from such additional engagement.

6.4.5.       With due regard for the provisions of Section 6.4.2, if any Third-Party Claim is filed and includes as its subject matter, claim or cause of action, simultaneously, triggering events related to the period before and after the Closing Date, the conduction of such Third-Party Claim shall constitute responsibility of the Party with greater financial exposure in the Third-Party Claim, and the costs shall be borne by the Parties, on proportional basis. The Party with greater financial exposure in the Third-Party Claim shall select the attorneys responsible for conducting the respective Third-Party Claim compatible with the nature and amount of the Third-Party Claim, and according to past practices of the Companies in relation to the amount of the fees contracted for office with similar reputation and experience.

6.4.6.       The Parties agree to grant the powers of attorney and make available to one another the documents and information that may possibly be necessary to conduct the Third-Party Claims. The Parties shall assist one another providing full support reasonably requested for purposes of conducting the Third-Party Claim, including (i) providing direct contact with employees, consultants or service providers (such as accountants, attorneys and auditors) that have information, documents or data that may be useful for the defense against the Third-Party Claim; and (ii) authorizing such accountants, attorneys and auditors, or other employees, consultants or service providers, to provide documents and information and elucidations, in due course, in relation to any issues or requests presented by the other Party that may provide support to such Third-Party Claim.

6.4.7.       If, at any time, the Indemnified Party fails to obtain any debt clearance certificates or certificates of suspended debt/tax liability from any public body as a result of Third-Party Claim, the Indemnifying Party shall exert its best efforts, including presenting any guarantees, deposits or assets permitted by the applicable Laws, to obtain the relevant debt clearance certificates or certificates of suspended debt/tax liability, so the Indemnified Party may regularly proceed with its activities and operations. If the Indemnifying Party fails to obtain the debt clearance certificates or certificates of suspended debt/tax liability within the legal timeframe from the respective Governmental Authority to issue the applicable certificate, the Indemnified Party shall be entitled to take all actions applicable under the terms of the applicable Laws to obtain the relevant certificate, and any and all costs related to such actions shall be deemed Loss subject to indemnification by the Indemnifying Party, without prejudice to other Losses that shall be likewise indemnified by the Indemnifying Party.

6.4.8.       If the Indemnified Party is enrolled with any credit protection bodies, bad payers’ registers or has any credit instruments protested thereagainst as a result of Third-Party Claim, the Indemnifying Party shall exert its best efforts, including presenting any guarantees, deposits or assets permitted by the applicable Laws, to remove the Indemnified Party from such registers. If the Indemnifying Party fails to regularize the relevant situation within five (5) Business Days from receiving notice from the Indemnified Party in that regard, the Indemnified Party shall be entitled to take all actions applicable under the terms of the applicable Laws to regularize the relevant situation, and any and all costs related to such actions shall be deemed Loss subject to indemnification by the Indemnifying Party, without prejudice to other Losses that shall be likewise indemnified by the Indemnifying Party.

6.4.9.       Without prejudice to Seller’s obligations to indemnify and Buyer’s obligations to indemnify, the following rules shall be applicable in relation to the conduction of any Third-Party Claim:

(i)	whoever is conducting the Third-Party Claim may select the attorneys to conduct the defense against such Third-Party Claims, and shall establish the Defense to be adopted in such Third-Party Claims and, upon request made by one Party, the Parties shall discuss in good faith the Defense strategy if such Party disagrees with the strategies adopted by the relevant Party in other claims;

(ii)	in the event of Third-Party Claim for which Seller is responsible, in whole or in part, and conducted pela Buyer, Buyer may solely acknowledge the claim, confess (including for purposes of programs of payment in installments or tax amnesty, compromise (including tax settlement) or enter into judicial or extrajudicial settlements (including any type of tax payment in installments) with express consent from Seller, except if (i) the Third-Party Claim is related to the provisions of Section 6.4.2(ii) and involves Loss indemnifiable by Seller not exceeding three hundred thousand Reais (R$ 300,000.00) (readjusted by the IPCA from this date) on the occasion of its payment, or (ii) involves Loss indemnifiable by Seller not exceeding twenty thousand Reais (R$ 20,000.00) (readjusted by the IPCA from this date) on the occasion of its payment;

(iii)	with due regard for the item above, in the event of Third-Party Claim for which one Party is responsible, in whole or in part, and conducted by the other Party, the Party conducting the defense may not acknowledge the claim, confess (including for purposes of programs of payment in installments or tax amnesty, compromise (including tax settlement) or enter into judicial or extrajudicial settlements (including any type of tax payment in installments) in the relevant Third-Party Claim without previous and express approval, in writing, from the other Party;

(iv)	The Parties shall act in good faith and diligently at conducting any Claim, presenting all defenses and appeals that, at the discretion of the attorney responsible for the defense, are applicable;

(v)	the Party conducting the Third-Party Claim shall adopt all reasonable measures to provide that documents and reports on the progress of the Third-Party Claim be provided to the other Party, whenever requested; and

(vi)	regardless of whoever shall conduct the Third-Party Claim, the Indemnifying Party shall be responsible for all Defense Costs. If one single Claim encompasses Losses to be borne by Buyer and Losses to be borne by Seller or by the Companies, each Party shall be responsible for the Defense Costs in the proportion attributable thereto. If the Indemnifying Party has paid the Defense Costs of a Third-Party Claim and, subsequently, there is deposit or reimbursement of Defense Costs in favor of the Indemnified Party, such items shall be attributed to the Indemnifying Party, and shall be passed on thereto after the deduction of any Defense Costs borne by the Indemnified Party and Taxes (including those applicable to the transfer, if any).

6.4.10.       Procedure for Existing Third-Party Claims. In relation to Defense against the Third-Party Claims involving the Companies that are already in progress on the Closing Date, according to Exhibit 4.3.20, they shall be conducted by the legal counsels currently responsible for such Third-Party Claims.

6.5.      Loss Notice. Any Losses shall be due by the Indemnifying Party to the Indemnifiable Party and shall be paid (or offset, if applicable) by the Indemnifying Party to the Indemnified Party within fifteen (15) Business Days after the receipt, by the Indemnifying Party, of written notice (“Loss Notice”) informing that:

(i)	in relation to Third-Party Claims, including Claims existing on the Closing Date: (a) a Final Decision demanding payment of the applicable Loss has been rendered in relation to a Third-Party Claim; or (b) a settlement has been reached with the Third Party in relation to a Claim, according to the terms of this Agreement; or (c) a Final Decision determining the Party responsible is rendered; provided that any expenses (including court costs and attorneys’ fees) related to a Third-Party Claim are paid by the Indemnifying Party as incurred, subject to the provisions of the Indemnification Basket below, by delivery of written notice including evidences of such expenses to the Indemnifying Party (“Expenses Notice”); or

(ii)	in relation to Direct Claims: (a) a Final Decision demanding payment of the applicable Loss is rendered in relation to a Direct Claim; or (b) a Final Decision determining the Party responsible is rendered; or (c) the Indemnifiable Party and the Indemnifying Party agree, in writing, or do not disagree that such indemnification is indisputable and due by one Party to the other Party, as applicable.

6.6.       Limitations to Seller’s Indemnification. The indemnification provided in this Chapter VI shall observe the following rules:

(i)	Seller’s obligation to indemnify shall have no amount limit in relation to (including Direct Claims or Third-Party Claim) (A) Section 6.1(ii), including in relation to the payment of the Price Adjustment, noncompliance with the No-Competition Obligation, No-Soliciting Obligation or confidentiality obligations, or noncompliance with Section 3.11; (B) Section 6.1(iv); (C) the Fundamental Representations and Warranties in relation to Seller provided in Section 4.1 and the Fundamental Representations and Warranties in relation to the Companies provided in Section 4.2; (D) the issues addressed in Sections 4.3.2(ii) and 4.3.2(iii); (E) any acts performed under the terms of Section 8.1; and (F) acts or omissions evidently committed with fraud or bad faith, with intention to change the truth of the facts with the purpose of misleading (in the event of Buyer’s claim of commitment of fraud or bad faith by Seller and/or its Affiliates in Direct Claims or Third-Party Claims that, in Final Decision, may be ruled on final and unappealable decision in favor of Seller, Buyer shall be subject to the payment of noncompensatory fine in the amount of twenty percent (20%) of the value on the action, added to interest of one percent (1%) per month pro rata die from the date of the claim up to the date of the actual payment (items (A) to (F), the “Exceptions”). The Losses and fines resulting from Exceptions shall not be taken into account for purposes of the Seller’s Indemnification Limit;

(ii)	with due regard for the Exceptions (that shall not be subject to and shall not exhaust the Seller’s Indemnification Limit), Seller’s obligation to indemnify shall be limited to the amount corresponding to eighty million Reais (R$ 80,000,000.00) (readjusted by the IPCA from the Closing Date) in relation to any other Losses (“Seller’s Indemnification Limit”);

(iii)	with due regard for the Exceptions indicated in items (A), (B), (D), (E) and (F) of Section 6.6(i) (that shall not be subject to and shall not exhaust the Seller’s Indemnification Limit), Seller’s obligation to indemnify shall solely be enforceable if the sum of the Losses exceeds five hundred thousand Reais (R$ 500,000.00) (“Indemnification Basket”) and, once the Indemnification Basket has been reached, the obligation to indemnify shall be enforceable from the first Real (and not solely from the amount that exceeds the Indemnification Basket); and

(iv)	Seller’s obligation to indemnify (a) shall be limited to the period of 6 years from the Closing Date in relation to tax and social security issues; (b) shall be limited to the period of 5 years from the Closing Date in relation to other issues; and (c) if a Third-Party Claim or a Direct Claim is presented, filed or proposed prior to the elapse of the periods indicated in this Section 6.6(iv)(a) and (b), Seller’s obligation to indemnify shall remain valid and enforceable, even after the period referred to above, for indefinite period of time up to the occasion on which the issue has been permanently resolved or liquidated.

6.7.       Amount of Indemnification. The amount to be indemnified by an Indemnifying Party, in any event, shall be reduced by the net amount of the payments made by a third party to the Indemnifiable Party in relation to such Loss. Any Loss shall be reduced and net of any tax benefit actually enjoyed/used by the Indemnifiable Parties, at the discretion of the Indemnifiable Parties and with cash effect, resulting from the occurrence or payment of Losses, so any Indemnifiable Party maintains the same status had the Losses not occurred. In any event, any and all indemnifications to be paid to any Party under this Agreement by any Indemnifying Party shall be paid free and clear from any applicable Taxes that may be applicable to such payments and, therefore, such Indemnifying Party shall be required to make any added payments (with the gross amount of any applicable Taxes) necessary to enable the Indemnifiable Parties to benefit from the total amount of any and all indemnifications (gross-up). The gross-up provided in this Section 6.7 shall not be included in the accounting of the Losses for purposes of the Seller’s Indemnification Limit and of the Indemnification Basket.

6.8.       No accumulation of Direct Claim and Third-Party Claim. If a Loss is claimed by the Indemnifiable Party simultaneously under a Direct Claim and under a Third-Party Claim, any amounts indemnified by the Indemnifying Party under a Direct Claim jointly with any amounts indemnified under a Third-Party Claim shall not exceed the total amount of the Loss incurred.

6.9.       Late Payment Fine and Interest. Failure to pay any indemnification due within the periods provided in this Chapter VI shall subject the Indemnifying Party to the penalty provided in Section 2.10.

CHAPTER VII

GUARANTEES

7.1.       Guarantee of Seller’s Indemnification Payment. Without prejudice to the provisions of Section 10.1, Seller’s obligation to pay indemnification shall be guaranteed by the Withheld Amount, under the terms of Section 7.3.

7.2.       Permanent Discount. With due regard for the provisions of Chapter VI, Buyer may permanently deduct from the Deferred Payment the amounts due to Buyer’s Indemnified Parties resulting from Losses indemnifiable by Seller as per Section 6.1, as well as any amounts due by Seller under this Agreement or for any other reason (including as a result of noncompliance with Sections 8.7.1 and 8.7.3).

7.3.       Withheld Amount. With the purpose of guaranteeing payment, by Seller, to Buyer’s Indemnified Parties of any indemnifications due by Seller under the terms of Chapter VI above, Seller hereby expressly agrees with the withholding of the amount of thirty million Reais (R$ 30,000,000.00), readjusted by one hundred percent (100%) of the positive variation of the CDI between the Closing Date and the date of the actual payment, (“Withheld Amount”) by Buyer, which shall be withheld from the Deferred Payment on the Closing Date and regulated by this Chapter VII.

7.4.       Temporary Withholding of the Withheld Amount by Buyer. Whenever a Buyer’s Indemnifiable Party files judicial/arbitration proceeding related to a Direct Claim that is subject to Seller’s indemnification, or is notified about a Third-Party Claim that may result in Loss that is subject to Seller’s indemnification, Buyer may temporarily withhold the amount of such Loss, which shall solely be released to Seller or permanently withheld by Buyer pursuant to this Chapter VII.

7.5.       Permanent Withholding of the Withheld Amount by Buyer. Whenever a Buyer’s Indemnifiable Party suffers a Loss that is subject to Seller’s indemnification, Buyer shall notify Seller about the need to permanently withhold part of the Withheld Amount, in amount corresponding to such Loss (“Withheld Amount of Indemnification”) in favor of the relevant Buyer’s Indemnifiable Party (“Withholding Notice”).

7.6.       Within fifteen (15) Business Days from the delivery of the Withholding Notice, Seller may present objections in writing in relation to the Withholding Notice by means of notice forwarded to Buyer (“Withholding Objection Notice”). If Seller raises solely partial objection against the Withheld Amount of Indemnification provided in the Withholding Notice, the uncontested part of the Withheld Amount of Indemnification may be permanently withheld by Buyer. Non-forwarding, by Seller, of a Withholding Objection Notice within the period and in the form provided in this Section 7.6 shall be construed as acceptance of the Withheld Amount of Indemnification, which shall be fully and permanently withheld by Buyer.

7.7.       The Withheld Amount of Indemnification partially challenged by Seller or the Withheld Amount of Indemnification fully challenged by Seller, as the case may be, shall be subject to amicable negotiations for the period of fifteen (15) Business Days and the Parties shall exert their best efforts to resolve the controversy about the Withheld Amount of Indemnification.

7.8.       Release of the Withheld Amount to Sellers. The Parties hereby agree that the release of any installment of the Withheld Amount that has been withheld pursuant to this Chapter VII in favor of Seller shall be implemented with due regard for the provisions below.

7.8.1.	Any installment of the Withheld Amount that may be withheld by Buyer shall be withheld by Buyer up to the date on which there is Final Decision imposed against the respective Buyer’s Indemnifiable Party and, in the event of final and unappealable decision in favor of Seller, the withheld amount related to the relevant Loss shall be released to Seller within up to fifteen (15) Business Days from the publication of such decision.

7.8.2.	For purposes of this Agreement, the balance of the Withheld Amount shall always include readjustment by one hundred percent (100%) of the positive variation of the CDI between the Closing Date and the date of the actual payment.

7.9.       If the Withheld Amount is not timely paid under the terms of Section 7.8.1, the provisions on late payment, provided in Section 2.10, shall be applicable.

7.10.     Indemnification Endurance. If the Withheld Amount is not sufficient for full recovery, by the Buyer’s Indemnifiable Party, of the indemnification obligations due by Seller under the terms of Chapter VI, Seller shall remain responsible for the payment of any remaining indemnification obligation according to the terms, conditions and limits of this Agreement.

7.11.       Release of the Withheld Amount Balance. The balance of the Withheld Amount, after deducting any Materialized Contingencies subject to temporary withholding, shall be released by Buyer in the percentages and on the dates indicated in the chart below.

Closing Date Anniversary	Percentage of the Withheld Amount Balance to be released, deducting Materialized Contingencies
2nd anniversary	1/5
3rd anniversary	1/4
4th anniversary	1/4
5th anniversary	1/4
6th anniversary	100%
Every 6 months from the 6th anniversary	100% of the Withheld Amount balance, with exception of Materialized Contingencies

7.11.1.    For purposes of this Chapter VII, “Materialized Contingencies” means the sum of the potential Losses resulting from all Third-Party Claims and Direct Claims in progress on the date of the applicability of the concept (including Defense Costs incurred), updated according to the index applicable to each Third-Party Claim or Direct Claim, with no weighting of loss/success probability in each Claim and calculating the exposure if all defenses and appeals are ruled against the Indemnified Party, regardless of decisions subject to appeals having been rendered (such as, for instance, trial court judicial administrative decisions).

7.11.2.    To calculate the amount of Materialized Contingencies, Buyer shall present to Seller a report indicating and individualizing the Third-Party Claims and the Direct Claims referred to above, and the respective amounts indicated by the plaintiff in such Third-Party Claims and Direct Claims shall be established by mutual agreement between the Parties, with assistance from their reputable law offices, which shall reflect, in good faith, the amount of the potential Loss involved in the relevant Claim.

CHAPTER VIII

OTHER CONDITIONS

8.1.        Wrong Pockets. If, at any time after this date, any Party acknowledges the existence of assets, equipment, liabilities and installations necessary to engage in the operational activities of the Companies mistakenly recorded, or owned by Seller, by the Guarantor, or by any of their Affiliates (other than the Companies) or assets, equipment, liabilities or installations not related to the operational activities of the Companies that are mistakenly recorded, the Parties shall adopt the measures necessary for the respective assets, equipment, liabilities and installations to be transferred to their rightful owner as soon as possible. The Parties acknowledge and agree that Seller shall be responsible for any and all costs related to the transfer of such assets, equipment, liabilities and installations, including the applicable Taxes.

8.2.        Confidentiality. The Parties, as well as their advisers, executive officers, attorneys, employees, administrators, cooperators and consultants, shall, from this date and for the period of five (5) years after the Closing Date, maintain secrecy about the existence, content and negotiation of this Agreement and Exhibits, and in relation to the documents, data, studies and information obtained from one another in relation to the signatories of this Agreement (and their Affiliates and Related Parties), and refrain from using any Confidential Information, except for the purposes of this Agreement.

8.2.1.	The Parties agree that any and all information provided by the Parties and/or by the Companies shall be addressed as “Confidential Information”, which corresponds to any verbal or written data and/or information, including, but not limited to, discoveries, ideas, secrets and/or business, financial, operational, economic, technical, legal information, exchange of correspondences and any communication between the Parties, either written, verbal, electronic information or information of any other nature, representing that they shall not use, assign or disclose the Confidential Information in any means of communication or publication.

8.3.        The confidentiality obligation established in Section 8.2 above shall not be applicable:

(i)	in relation to information that are publicly acknowledged on the occasion of signature of this Agreement;

(ii)	in the event of legal obligation to disclose, as a result of applicable Law, regulation or court decision, event in which the Confidential Information shall be provided exclusively to persons that, to the strictly necessary extent, as a result of such legal obligation, regulation or court decision, shall receive them, with due regard for the fact that the Party required to disclose Confidential Information shall inform the other Parties and the Companies about such fact; or

(iii)	in relation to Confidential Information that, despite confidential on the date of signature of this Agreement, may be publicly acknowledged without any fault or misconduct of any of the Parties or of third party that have agreed to maintain such Confidential Information.

8.3.1.	Communications from any Party or from their Related Parties, compulsory by operation of Law, investment funds regulations or determined by the Securities Commission – CVM, Securities and Exchange Commission – SEC and by stock exchanges (in Brazil or abroad), to provide information to their investors or Related Parties, are hereby authorized by the other Party, not characterizing, in any event, infringement to the provisions of this Agreement.

8.3.2.	Disclosure of this Agreement by Seller for purposes of releasing the Liens indicated in Exhibit 3.2(vi) and fulfilling the Condition Precedent provided in Section 3.2(vi) and to the extent necessary for so is hereby authorized by Buyer, not characterizing infringement to the confidentiality obligation.

8.4.       Consents; Additional Guarantees; Notice of Events. The Parties agree to exert their best efforts and cooperate with one another in relation to any measures and actions deemed necessary to provide that the transactions contemplated herein be implemented, including: (i) obtaining all consents, approvals and authorizations that are necessary to be obtained under any federal, state, local or foreign law or regulations; (ii) suspending or terminating any injunction or restriction order or another order that adversely affects the capacity of the Parties to implement the transactions contemplated in this Agreement; (iii) providing, as soon as possible, for all registrations, filings and replies necessary to the requests for additional information or documents made by a Governmental Authority, if any; and (iv) fulfilling all conditions of this Agreement. Subject to any specific limitations established in this Agreement, from time to time, as and whenever requested by any Party to this instrument and at the expense of the requesting party, any other party shall enter into and deliver, or shall provide for the signature and delivery of, all such documents and instruments, and shall adopt, or shall provide for the adoption of, all additional measures or others that the requesting party may reasonably deem necessary or desirable to evidence and carry out the transactions contemplated in this Agreement. Seller further agrees to provide all information and assist the Companies and Buyer in concluding the process of transfer of ownership of the brands identified in Exhibit 8.4 before the INPI.

8.5.       Public Announcement. With due regard for Section 8.3.1, any type of communication to the press or public statement by any Party or any of their Affiliates in relation to this Agreement shall always require previous consent, in writing, from the Parties, except as required by the applicable Law, and with exception of the fact that the Parties may, at any time after the Closing, announce the purchase or sale of the Companies, as the case may be, to any executive officers, executives, employees, agents, board members, clients, suppliers or other contractual parties of the Companies.

8.6.       Submission to CADE. Buyer agrees to submit the transactions contemplated herein to CADE’s previous approval (“CADE’s Approval”) by means of written request according to a form to be mutually revised and approved between Buyer and Seller, within up to five (5) Business Days after the signature of this Agreement. The Parties agree to reasonably cooperate with one another at providing to CADE any and all documents requested, with the purpose of obtaining CADE’s Approval. All documents, responses and communications, verbal or written, to be submitted to CADE to obtain CADE’s Approval shall be previously approved by Seller and by Buyer; all communications received by Buyer and/or by the Company in relation to such approval shall be immediately informed to Seller; and Seller and Buyer shall attend or participate, jointly, in any meeting with CADE related to the obtainment of CADE’s Approval. All costs and expenses incurred in relation to the obtainment of CADE’s Approval, including all expenses related to the preparation or presentation of any documents necessary to obtain such approval, shall be fully borne by Buyer, except in relation to the fees of Seller’s own attorneys and advisers, which shall be fully borne by Seller, regardless whether the transactions provided herein are implemented or not.

8.6.1.	Up to CADE’s Approval, the Parties agree to preserve and maintain the current market conditions as provided in the applicable Law, in particular, in CADE Resolution No. 1/2012. If CADE imposes any condition, restriction, limitation or modification in relation to the Purchase (“CADE Restrictions”), the Parties shall, within up to thirty (30) Business Days from the date on which CADE has rendered its decision, discuss about the feasibility of implementing the measures necessary to provide compliance with the CADE Restrictions. Buyer and Seller shall be entitled to, individually, terminate this Agreement as a result of CADE Restrictions. After CADE acknowledges the sufficiency of such measures, if the Parties jointly decide upon implementing them, the Parties shall immediately implement the Closing, with due regard for the fulfillment (or waiver, if applicable) of the other Conditions Precedent.

8.7.       No Competition and No Soliciting.

8.7.1.	No Soliciting. From this date and for the period of two (2) years from the Closing Date, Seller and the Guarantor (directly, by representatives or by their respective Related Parties), directly or indirectly, (i) may not persuade, attempt to attract or make any contact with any Person that is administrator, employee, cooperator, contractor or exclusive service provider of the Companies to leave their jobs or terminate their contractual relation, for any reason or purpose, and (ii) shall abstain from employing or contracting (or assisting any third parties in employing or contracting), by any means or form (including salary-based, according to their by-laws, as independent worker, as exclusive service provider, consultant, cooperator, agent, board member, administrator, executive officer, partner, representative, franchisor, franchisee or sub- franchisee, on temporary or permanent basis), any Person that is administrator, employee, cooperator or service provider on exclusiveness basis of the Companies (“No-Soliciting Obligation”).

(i)	The provisions of this Section shall not be applicable if the employment or contractual relation between the Companies and such Person has terminated, for any reason and (a) by initiative of Buyer and/or of the Companies, more than six (6) months prior thereto or (b) by initiative of the respective administrator, employee, cooperator, contractor or services provider, more than twelve (12) months prior thereto.

(ii)	The No-Soliciting Obligation shall be further applicable in relation to any Persons the employment or contractual relation of which between the Companies and such Person has terminated, for any reason, between March 1st, 2021 and this date.

8.7.2.	Noncompliance with the No-Soliciting Obligation shall subject Seller (without prejudice to the provisions of Section 10.1), as the case may be, to the payment of compensatory fine to Buyer in the total amount of (a) (a.1) five hundred thousand Reais (R$ 500,000.00) (readjusted between this Closing Date and the date of its payment by the total positive variation of the IPCA) to Persons with monthly average compensation within the past twelve (12) months exceeding one hundred thousand Reais (R$ 100,000.00), or (a.2) two hundred and fifty thousand Reais (R$ 250,000.00) (readjusted between this Closing Date and the date of its payment by the total positive variation of the IPCA) to Persons with monthly average compensation within the past twelve (12) months lower than one hundred thousand Reais (R$ 100,000.00), or (b) two (2) times the total gross compensation of the relevant Person in the year immediately prior to the default, whichever is higher between (a) and (b), for each event of default. The establishment of the fine exempts Seller from Seller’s obligation to indemnify for any and all losses and damages, including loss of profits, resulting from noncompliance with the No-Soliciting Obligation (with exception of daily fine imposed by Governmental Authority). The payment of the fine above, however, shall not exempt from compliance with and observance of the No-Soliciting Obligation, including under penalty of imposition of daily fine by Governmental Authority. The fine for noncompliance with the No-Soliciting Obligation shall be due within fifteen (15) Business Days from the date on which it becomes due, by acceptance of Seller or Final Decision. The fine provided in Section 2.10 shall be applicable if any Party fails to timely make any of the payments indicated above on the date of their respective maturity.

8.7.3.	No Competition. For the period of five (5) years from the Closing Date, Seller, directly, by representative or by their Affiliates (excluding direct or indirect Controllers of Seller), by the Key Person or by the Affiliates of the Key Persons, directly or indirectly, may not:

(i)	compete with the Business, within the entire Brazilian territory and/or in the United States of America;

(ii)	encourage any supplier, non-exclusive service provider or client to change or terminate their relation with the Companies, or solicit or contract with any supplier, non-exclusive service provider or client;

(iii)	invest or share interest, in the capacity of partner, shareholder, investor or, in any way, (including representative, agent, consultant, franchisor, franchisee, master-franchisee or sub-franchisee), in business or project involving the Business, within the entire Brazilian territory and/or in the United States of America, with exception of investments or interests in publicly-held companies listed in stock exchange of up to three percent (3%) of the total capital, provided that not belonging to the Control bloc or to the administration of the publicly-held company (or is entitled to appoint any Person for the administration of such publicly-held company) ((i) to (iii), the “No-Competition Obligation”).

8.7.4.	Noncompliance with the No-Competition Obligation shall subject Seller (without prejudice to the provisions of Section 10.1) to the payment of compensatory fine to Buyer in the total amount of ten percent (10%) of the Purchase Price (readjusted between this date and the date of its payment by the total positive variation of the IPCA), for each event of default. The establishment of the fine exempts Seller from Seller’s obligation to indemnify for any and all losses and damages, including loss of profits, resulting from noncompliance with the No-Competition Obligation (with exception of daily fine imposed by Governmental Authority). The payment of the fine above, however, shall not exempt from compliance with and observance of the No-Competition Obligation, including under penalty of imposition of daily fine by Governmental Authority. The fine for noncompliance with the No-Competition Obligation shall be due within fifteen (15) Business Days from the date on which it becomes due, by acceptance of Seller or Final Decision. The fine provided in Section 2.10 shall be applicable if any Party fails to timely make any of the payments indicated above on the date of their respective maturity.

8.7.5.	Buyer and the Companies shall be entitled to require, within the judicial, arbitration or administrative spheres, immediate cessation of the noncompliance with the No-Competition Obligation or with the No-Soliciting Obligation, even if the respective fine has been or is paid.

8.7.6.	The Parties expressly acknowledge, for all legal purposes and effects, that (a) the No-Competition Obligation and the No-Soliciting Obligation under the terms of this Agreement represent essential and indispensable condition of the Operation, without which the Operation would not have been agreed upon or implemented by Buyer, (b) the terms of this Agreement are reasonable and reflect the free volition of the Parties (freedom of will) and (c) the Purchase Price constitutes sufficient and reasonable amount as return to the No-Competition Obligation and to the No-Soliciting Obligation provided in this Agreement and no additional payment shall be due by Buyer to Seller in any way whatsoever.

8.7.7.	For elucidation purposes, Buyer acknowledges that Seller’s Controlled Companies, within their field of operation and market position as providers of solutions on customer service and experience, act (and shall remain acting) in activities involving (i) development of customized software the ownership of which (source code) is held exclusively by Seller (or its Controlled Companies) and not by its clients, (ii) no allocation/dedication of employees, cooperators or exclusive service providers of Seller (or of its Controlled Companies) at its clients for purposes of the activities (i) and (ii), and (iii) development of software as part of its medium- and long-term customer service experience agreements with metrics of assessment, measurement and valuation of the services provided, involving other aspects other than the functionality of the customized software (for instance, KPI of sales increase, services and collection). It is hereby agreed and established between the Parties that the development, by Seller (or its Controlled Companies), of the activities (i), (ii) and (iii) jointly in one single project, shall not be deemed noncompliance with the No-Competition Obligation.

8.7.8.	The purpose of the Commercial Agreement shall not limit or, in any way, circumscribe the scope of the No-Competition Obligation assumed hereunder by Seller under the terms of this Section 8.7.3.

8.8.       Transition. Between this date and the Closing Date, the Parties shall jointly seek possible solutions, tools or back-office services currently provided and/or performed by Seller (or by its Related Parties) in favor of the Companies and, in good faith, shall mutually discuss the best format for possible temporary provision of such solutions, tools or services after the Closing Date (Transition Services Agreement). The provisions of this Section (i) are not and shall not be construed as Condition Precedent; and (ii) shall not bind any Party or their Controlled Companies upon entering into any Transition Services Agreement or similar document. Any claim by Buyer of noncompliance by Seller with the provisions of this Section shall not prevent or delay the Closing.

CHAPTER IX

TERMINATION

9.1.	Termination. This Agreement may solely be terminated at any time prior to the Closing as follows:

(i)	by Seller or by Buyer, solely and exclusively in the event of (a) relevant noncompliance with or infringement to any provision of this Agreement committed by Buyer, on the one side, or by Seller, on the other side, provided that such infringement has not been waived by the performing party or resolved by the party in default within thirty (30) days from the receipt of the relevant notice of infringement by the other Party; or (b) the Closing not having occurred within the period provided according to Section 3.9, except if the Closing has not occurred as a result of misconduct or fault of the relevant Party or of its Related Parties, event in which such Party may not terminate the Agreement;

(ii)	at any time prior to the Closing Date, in written agreement between Seller and Buyer;

(iii)	in the event provided in Section 8.6; and

(iv)	by operation of applicable Law.

9.2.	Termination Effects. In the event of termination of this Agreement as a result of misconduct or gross fault, the Party that gave rise to the termination (Buyer or Seller, as the case may be) shall pay to the other Party (Seller or Buyer, as the case may be) compensatory fine in the amount equivalent to ten percent (10%) of the Purchase Price, which shall be due on the date of termination of this Agreement.

9.2.1.	The compensatory fine shall not reduce or change the right of the performing Party to (i) require enforcement of this Agreement according to its terms and conditions, or (ii) be indemnified by the Party in default in the amount of the compensatory fine. The penalty provided in Section 2.10 shall be imposed if any Party fails to timely make any of the payments indicated above on the date of their respective maturity.

9.3.	Survival of Certain Provisions. In any event of termination of this Agreement, the provisions of Section 8.2 and of Chapter X (with exception of Sections 10.5 and 10.6) shall remain valid and enforceable.

9.4.	Termination after Closing. If the Closing occurs, this Agreement may not be terminated, by any of the Parties, with or without good cause, at any time or under any circumstance.

CHAPTER X

FINAL PROVISIONS

10.1.	Joint Obligation of the Guarantor. As long as there are any obligations of Seller under the terms of this Agreement, the Guarantor shall remain jointly responsible, with Seller, for all obligations assumed thereby in this Agreement, jointly or individually, by Law or by this Agreement, regardless of their nature, including obligations to indemnify Buyer and/or its Affiliates and/or the Companies for any Losses pursuant to this Agreement, and the No- Competition and No-Soliciting obligations, under the terms of the applicable provisions of the Brazilian Civil Code, in particular, its articles 264, 275 and 276, waiving any exceptions, including personal and common exceptions. The joint liability provided above shall be further applicable in relation to the compensatory fines provided in this Agreement, including in the event provided in article 279 of the Civil Code.

10.2.	Notifications. All notices, covenants, waivers and other notifications shall be made in writing and delivered by registered mail, courier, in person, or forwarded by e-mail (in that event, against receipt confirmation), as the case may be, to the addresses described below (or any other address indicated by a Party or by the Company to the other parties to this Agreement). The notifications and communications shall be deemed received on the date provided in the delivery confirmation or in the receipt certificate, as the case may be, provided that the delivery confirmation or receipt certificate is provided, at the latest, at 8 p.m. (Brasília time) on Business Days. Otherwise, they shall be deemed received on the subsequent Business Day. In any event, the term for the relevant notification shall begin counting on the Business Day subsequent to the receipt of the relevant notification or communication.

a.       If to Buyer:

CI&T SOFTWARE S.A.

Rua Doutor Ricardo Benetton Martins, n.1000, Prédio 23B, Loteamento II do Polo de Tecnologia de Campinas - Campinas/SP - CEP 13086-902

Attn.: Departamento Jurídico

E-mail: legal@ciandt.com

With copy to:

Lobo de Rizzo Advogados

Av. Brigadeiro Faria Lima, 3900, 3º andar

São Paulo, SP, Brasil – CEP 04538-132

Attn.: Rodrigo Guerra / Otávio Valério / George Carvalho

E-mail: rodrigo.guerra@ldr.com.br

otavio.valerio@ldr.com.br

george.carvalho@ldr.com.br

b.       If to Seller

PRIME SISTEMAS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA INVESTIMENTO NO EXTERIOR

Attn.: Bruno Guedes Pereira

IRON CAPITAL GESTÃO DE RECURSOS LTDA.

Avenida Brigadeiro Faria Lima, No. 3.477, 2º andar, Torre B, Itaim Bibi

CEP 04538-133, São Paulo, SP

E-mail: bg@ironcapital.com.br

c.       If to the Guarantor:

PRIME SISTEMAS DE ATENDIMENTO AO CONSUMIDOR LTDA.

Rua Hungria, 574,

CEP 01455-000, São Paulo, SP

Attn.: Gustavo Bassetti

E-mail: gustavo@mutant.com.br

With copy to:

ASBZ Advogados

Av. Brigadeiro Faria Lima, 4285, 4º andar

São Paulo, SP, Brasil – CEP 04538-133

Attn.: Ricardo Melaré

E-mail: ricardomelaré@asbz.com.br

10.3.	Notifications to the Companies. Notifications to the Companies shall be forwarded to Seller (prior to the Closing Date) or to Buyer (after the Closing Date).

10.4.	Expenses. Unless otherwise expressly provided herein, each Party shall be responsible for their respective expenses, direct or indirect, resulting from the negotiation and preparation of this Agreement, as well as those related to the implementation of the Operation contemplated herein.

10.5.	Irrevocability and Irreversibility. This Agreement is entered into by the Parties on irrevocable and irreversible basis.

10.6.	Mutual Cooperation. The signatories of this Agreement hereby agree, for all legal purposes, to enter into and sign any document, agreement, instrument and corporate book, as reasonably necessary to comply with and observe the terms and conditions of this Agreement and implement the operations provided herein.

10.7.	Specific Performance. Compliance with any obligations established herein may be specifically required by the Party creditor of the obligation, under the terms of the provisions of Articles 497 et seq. of the Code of Civil Procedure, and the infringing Party shall be responsible for the Losses and damages caused thereby. Such remedy shall not be deemed exclusive remedy for the default in relation to this Agreement, however, solely an additional resource to other available remedies.

10.8.	Waivers and Amendments. This Agreement may solely be amended, substituted, cancelled, renewed or extended, and the terms of this Agreement may solely be waived, by means of written instrument signed by all Parties or, in the event of waiver, by the Party waiving the relevant right. No delay or omission of any of the Parties to exercise any right under the terms of this Agreement shall be construed as waiver of such right or novation, and shall not hinder subsequent exercise thereof.

10.9.	Binding Effect; Assignment. This Agreement (including its Exhibits) is the single instrument that governs and provides for the transaction carried out by this instrument, therefore, any adjustment, understanding, memorandum, letter or another instrument addressing this Operation is hereby revoked and ineffective. With exception of any assignment of this Agreement by Buyer in which Buyer shall remain jointly responsible before Seller, pursuant to Section 10.1 mutatis mutandis, to any of its Affiliates, which is hereby authorized, this Agreement may not be assigned by any of the Parties without previous consent, in writing, from the other Parties. Possible assignment of this Agreement by Buyer shall not adversely affect the purpose of the Parties provided in Section 2.5.2. This Agreement shall be binding upon and shall benefit the Parties and their respective successors and assignees that may be authorized.

10.10.	Related Parties. The Parties are responsible for the ratification of and full compliance with their respective obligations by their Related Parties, as provided in this Agreement according to article 439 of the Brazilian Civil Code. The Parties herein represent, acknowledge and agree that article 440 of the Brazilian Civil Code shall not be applicable to this Agreement.

10.11.	Intervening Consenting Parties. The Intervening Consenting Parties herein represent: (i) to be fully aware of this Agreement and that they agree herewith, being bound by its terms and conditions, including being bound upon the arbitration section provided in Section 10.13; and (ii) that they agree with all terms and conditions of this Agreement, with its signature and with the exercise of any rights and compliance with any obligations agreed upon herein. By this instrument, the Intervening Consenting Parties, for all legal purposes and effects, agree to: (i) enter into any and all documents, covenants and instruments, as the case may be, guaranteeing compliance with and observance of the terms and conditions established in this Agreement; and (ii) always act, as regards the terms, conditions, obligations and rights provided herein, in the sense of avoiding hindering, limiting or restricting their respective compliance, implementation, exercise or observance, as the case may be.

10.12.	Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of Brazil.

10.13.	Controversies. Any and all controversies, conflicts, disputes, problems or discrepancies of any nature resulting from this Agreement or related hereto, including as regards its existence, effectiveness, compliance, construction or termination (“Dispute”), without prejudice to the resolutions of specific controversies provided in this Agreement, shall be permanently resolved by arbitration, as provided below.

10.14.	The arbitration shall be conducted in the City of São Paulo, State of São Paulo, before the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (CAM-CCBC) (“Arbitration Chamber”), according to Law 9,307/2015, the Arbitration regulations and other rules issued by the Arbitration Chamber in effect on the occasion of the Arbitration (“Chamber Regulations”), taking into consideration any amendments and such rules established by the Parties by mutual agreement.

10.14.1.	The arbitration shall be conducted by three (3) arbitrators selected by the Parties pursuant to the regulations (“Arbitration Tribunal”). The plaintiff shall appoint one (1) arbitrator and the defendant shall appoint one (1) arbitrator according to the Chamber Regulations. In the event of more than one plaintiff, such plaintiffs shall appoint, jointly and by mutual agreement, solely one arbitrator. In the event of more than one defendant, such defendants shall appoint, jointly and by mutual agreement, solely one (1) arbitrator. The two (2) arbitrators appointed shall appoint, jointly and by mutual agreement, the third (3rd) arbitrator. The third arbitrator shall act as the chairman of the Arbitration Tribunal.

10.14.1.	Any omission, refusal, controversy, doubt or disagreement in relation to the appointment or selection of the arbitrators shall be decided under the terms of the Chamber Regulations.

10.14.2.	The arbitration shall be conducted in the City of São Paulo, State of São Paulo, Brazil, and the Arbitration Tribunal may, if there are reasons for so, determine the performance of arbitration proceeding acts at other locations.

10.14.3.	The arbitration shall be conducted in the Portuguese language, the Dispute shall be resolved according to the Brazilian legislation, and the arbitrators may not judge by equity.

10.14.4.	The Parties and the Company acknowledge that any of them may seek concession of temporary relief before the Judiciary branch prior to the institution of the Arbitration Tribunal. Therefore, the requirement of temporary relief before the Judiciary branch shall not be deemed incompatible with or waiver of any provisions established in this Section. After the constitution of the Arbitration Tribunal, i.e., after formal acceptance of the appointment by all arbitrators, any temporary relief shall be exclusively requested from the Arbitration Tribunal, and the temporary reliefs obtained prior to the constitution of the Arbitration Tribunal before the Judiciary branch shall be ratified, rectified and/or revoked by the Arbitration Tribunal. Any execution measures shall be requested from the Judiciary branch.

10.14.5.	The Parties and the Company elect courts of the jurisdiction of the City of São Paulo, State of São Paulo, with exclusion of any other court, no matter how privileged it may be, exclusively to (i) obtain temporary reliefs, prior to the constitution of the Arbitration Tribunal, (ii) enforce decisions rendered by the Arbitration Tribunal, (iii) enforce the arbitration award, (iv) enforce obligations in the form of execution of extrajudicial enforcement instrument; and (v) other judicial proceedings expressly admitted by the Arbitration Law.

10.14.6.	The arbitration award shall be rendered in writing and justified and shall be final and binding upon the Parties and the Company, and shall be enforceable according to its terms. The Parties and the Company acknowledge and agree that the arbitration award shall be deemed final solution for the Dispute, therefore, they shall accept the arbitration award as the actual expression of their own determination in relation to such Dispute. The Arbitration Tribunal may grant any measure available and appropriate, according to the Law that governs this Agreement, including specific performance. The arbitration award may include distribution of expenses, including attorneys’ fees and reasonable expenses.

10.15.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties, substituting all previous agreements and understandings between the Parties, either verbal or written, in relation to its purpose.

10.16.	Exhibits. In the event of conflict between the provisions of the Exhibits and of this Agreement, the terms and conditions of this Agreement shall prevail.

10.17.	Term of Effectiveness. This Agreement shall become effective on this date and shall remain effective as long as the Parties’ obligation to indemnify remains effective, under the terms provided herein.

10.18.	Severability of the Provisions. Any term or provision of this Agreement that is declared invalid or unenforceable shall be deemed ineffective solely to the extent of such ineffectiveness or unenforceability, and the remaining terms and provisions of such Section and/or of this Agreement shall remain valid and enforceable.

10.19.	Digital Signature. The Parties represent and agree that this Agreement is entered into electronically, however, not by means of digital certificates issued by the Brazilian Public Keys Infrastructure - ICP Brazil, under the terms of article 10, paragraph 2 of Provisional Measure No. 22202, of August 24, 2001. The Parties further agree that this Agreement shall be deemed authentic and true, consenting, authorizing, accepting and acknowledging as valid any form of evidence of authenticity of the signatories of this Agreement by the corresponding electronic signatures provided herein, provided that any form of electronic registration is sufficient to evidence its veracity, authenticity, integrity, effectiveness and efficacy, and to bind the Parties upon the terms and conditions provided herein. And, finally, the Parties agree that the digital signature of this Agreement does not adversely affect its feasibility and effectiveness.

IN WITNESS WHEREOF, the Parties provided for the digital signature of this Agreement, before two (2) witnesses.

São Paulo, June 26, 2021.

[pages of signature]

[Page of signatures of the Agreement of Purchase and Sale of Shares between, among other parties, CI&T Software S/A and Prime Sistemas Fundo de Investimento em Participações Multiestratégia Investimento no Exterior]

BUYER

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CI&T SOFTWARE S/A

SELLER

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PRIME SISTEMAS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA INVESTIMENTO NO EXTERIOR

INTERVENING CONSENTING PARTIES

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PRIME SISTEMAS DE ATENDIMENTO AO CONSUMIDOR LTDA

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DEXTRA INVESTIMENTOS S.A.

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DEXTRA TECNOLOGIA S.A.

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DEXTRA, INC

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CINQ TECHNOLOGIES LTDA.

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CINQ TECHNOLOGIES LLC

WITNESSES

(i) [blank]

NAME: [blank]

ID RG No.: [blank]

(ii) [blank]

NAME: [blank]

ID RG No.: [blank]